Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2010, the noon spot rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was $1 = U.S.$0.9944.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2010 was estimated to be 34.1 million. Approximately 69% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and Labrador and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 14, 2008. As a result of that election the Conservative Party formed the Government. The distribution of seats in the House of Commons is as follows: the Conservative Party has 143 seats, the Liberal Party has 77 seats, the Bloc Québécois has 47 seats, and the New Democratic Party has 36 seats. There are 2 independent members and 3 vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for 4 or 5 years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of December 8, 2008, the federalist Québec Liberal Party was reelected for the third time since 2003 and forms a majority government having obtained 66 out of 125 seats in Quebec’s National Assembly (42% of the votes cast), as compared to 51 seats (35% of the votes cast) for the official opposition Parti québécois party, 7 seats (16% of the votes cast) for the Action démocratique du Québec and 1 seat (4% of the votes cast) for the Québec Solidaire party.

THE CANADIAN ECONOMY1

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2002 constant dollars) in 2009, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)
Percentage Distribution in 2009

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 72.8% in 2009 while the remaining 27.2% was attributed to goods-producing industries.

[1]	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2002 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2002 constant dollars) by sector in 2000 and over the 2005-2009 period.

Real Gross Domestic Product at Basic Prices by Industry

	(For the years ended December 31,)
	2009	2008	2007	2006	2005	2000(1)	2009	2005	2000(1)
	Millions of 2002 constant dollars						(percentage distribution)

Agriculture (2)	$23,002	$24,073	$22,114	$21,821	$21,700	$21,033	1.9%	1.9%	2.1%
Forestry, fishing and hunting	4,737	5,523	6,392	7,044	7,332	6,656	0.4	0.6	0.7
Mining and oil and gas extraction	52,286	56,900	58,478	57,946	56,402	52,183	4.4	4.9	5.1
Manufacturing	146,610	167,905	181,229	185,353	188,043	190,628	12.3	16.2	18.6
Construction	68,648	74,799	71,539	68,687	66,158	51,655	5.7	5.7	5.0
Utilities	29,699	31,086	31,453	30,090	30,541	28,369	2.5	2.6	2.8
Transportation and warehousing	55,867	57,962	57,826	56,919	55,322	49,129	4.7	4.8	4.8
Wholesale and retail trade	140,572	145,297	142,792	136,585	129,271	103,071	11.8	11.1	10.1
Finance, insurance and real estate	250,972	245,600	240,756	232,467	222,968	189,822	21.0	19.2	18.5
Public administration and defence	73,090	71,107	69,014	67,352	65,044	58,098	6.1	5.6	5.7
Health, social, educational, professional and other services	348,715	347,413	339,525	329,671	319,236	276,955	29.2	27.5	27.0

Total (3)	$1,194,198	$1,227,665	$1,221,118	$1,193,935	$1,162,017	$1,025,570	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.
(1) Data does not add to total from 1997 to 2001 due to rebasing to 2002 constant dollars.
(2) Agriculture includes support activities for agriculture and forestry, fishing and hunting.
(3) May not add due to rounding.

The share of service-producing industries in real GDP at basic prices increased from 66.0% in 2000 to 72.8% in 2009. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 3.5% between 2000 and 2009, compared to an average annual growth rate of 2.8% for total service sector real GDP (2002 constant dollars). The goods-producing sector constituted 27.2% of real GDP at basic prices in 2009, down from 34.2% in 2000. The decline was most evident in manufacturing, with its share declining from 18.6% in 2000 to 12.3% in 2009.

Total year-over-year GDP growth was 3.2% in 2005, eased to 2.7% in 2006, then to 2.3% in 2007, 0.5% in 2008 and negative 2.7% in 2009. Following one of the worst recessions in Canadian history, real GDP increased 2.9%, 4.1% and 4.0% (year-over-year) in the first, second and third quarters of 2010 respectively, indicating that the economic recovery is on track.

Manufacturing output increased 1.8% in 2005 and fell 1.4% in 2006, 2.2% in 2007, 7.4% in 2008 and 12.7% in 2009. On a year-over-year basis, manufacturing output in 2010 increased 4.4% in the first quarter, 9.7% in the second quarter and 9.2% in the third quarter.

The construction sector was the second largest goods-producing sector in Canada in 2009. Construction activity rose by 4.8% in 2005, 3.8% in 2006, 4.2% in 2007 and 4.6% in 2008 before falling 8.2% in 2009. On a year-over-year basis, construction output rose 2.6% in the first quarter of 2010 followed by growth of 6.2% and 6.8% in the second and third quarters respectively.

Output from mining and oil and gas extraction rose by 1.0% in 2005, 2.7% in 2006 and 0.9% in 2007 but declined 2.7% in 2008 and 8.1% in 2009. On a year-over-year basis, output growth in this sector was 0.0%, 9.8% and 12.6% in the first three quarters of 2010 respectively.

Although the share of agricultural output2 in total real GDP was only 1.9% in 2009 (2002 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 25.7 million tonnes in 2005, 25.3 million tonnes in 2006, 20.1 million tonnes in 2007, 28.6 million tonnes in 2008, and 28.8 million tonnes in 2009. Statistics Canada estimates wheat production to be 22.2 million tonnes in 2010.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $1.5 trillion in 2009. Nominal GDP grew at 6.4% in 2005, 5.6% in 2006, 5.5% in 2007, 4.6% in 2008, and negative 4.5% in 2009. Nominal GDP growth (year-over-year) was 5.4%, 6.8% and 6.3% in the first three quarters of 2010 respectively.

Gross Domestic Income and Expenditure

	First 3 quarter (10)		For the years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in millions of dollars)
Income
Labor income (1)	846,749	816,299	819,066	818,613	784,885	743,392	695,093
Corporate profits (2)	169,996	142,896	146,897	216,970	200,943	197,286	186,585
Non-farm unincorporated business income	105,363	97,737	98,999	91,331	89,908	86,785	84,024
Farm income	667	333	880	3,228	503	−35	1,210
Other net domestic income (3)	288	1,096	150,067	165,233	157,431	142,483	137,966

Net domestic income	1,284,103	1,206,417	1,215,909	1,295,375	1,233,670	1,169,911	1,104,878
Indirect taxes, capital consumption allowances and residual error	325,816	309,517	311,349	304,233	295,919	280,494	268,967

Gross Domestic Income	1,609,919	1,515,935	1,527,258	1,599,608	1,529,589	1,450,405	1,373,845

Expenditure
Consumer expenditure	936,119	892,488	898,728	890,351	851,603	801,742	758,966
Government expenditure (goods & services):
Federal (4)	65,455	61,853	62,394	58,880	53,907	53,004	50,599
Provincial-municipal (5)	348,895	326,471	330,623	306,433	285,037	265,714	246,352

Total government (6)	414,349	388,324	393,017	365,313	338,944	318,718	296,951
of which current	350,611	330,691	333,942	314,329	293,608	277,608	259,857
of which capital (7)	63,739	57,633	59,075	50,984	45,336	41,110	37,094

Residential construction	111,495	95,668	98,152	107,304	108,289	98,214	89,604
Business fixed investment:
Non-residential construction	85,416	88,048	86,279	105,301	92,528	85,236	72,752
Machinery and equipment	89,147	86,249	84,963	100,969	101,068	99,932	93,240

Total	174,563	174,297	171,242	206,270	193,596	185,168	165,992
Inventory accumulation:
Business non-farm	7,079	−5,789	−6,862	3,326	9,370	10,130	9,932
Farm	−2,475	−1,596	−1,315	2,117	−1,119	−727	655

Total	4,604	−7,385	−8,177	5,443	8,251	9,403	10,587
Exports (goods & services) (8)	471,368	434,453	438,553	563,948	534,718	524,075	519,435
Imports (goods & services) (9)	−502,628	−462,516	−464,722	−539,012	−505,055	−487,674	−468,270

Residual error of estimate	49	605	465	−9	−757	759	580
Gross Domestic Expenditure	1,609,919	1,515,935	1,527,258	1,599,608	1,529,589	1,450,405	1,373,845

Gross Domestic Expenditure in 2002 Chained Dollars	1,320,180	1,282,007	1,285,604	1,318,055	1,311,260	1,283,033	1,247,807

Source: Statistics Canada, National Income and Expenditure Accounts.
Note: Amounts may not add due to rounding.
(1) Includes military pay and allowances.
(2) Includes net interest and dividends paid to non-residents.
(3) Includes interest and miscellaneous investment income and government business enterprise profits before taxes.
(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.
(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.
(6) Includes government inventories.
(7) Includes inventory accumulations at all levels of government.
(8) Excludes investment income paid from non-residents.
(9) Excludes investment income paid to non-residents.
(10) Seasonally adjusted, annual rates.

[2]	Agricultural output includes support activities for agriculture and forestry, fishing and hunting.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments4

Real output experienced robust growth between 1997 and 2000, increasing 5.2% in 2000 before a slowdown in global economic activity helped reduce growth to 1.8% in 2001. Real GDP (at market prices) growth was 3.0% in 2005, 2.8% in 2006, 2.2% in 2007, 0.5% in 2008, and negative 2.5% in 2009. In 2010, the economic recovery resulted in year-over-year real GDP growth of 2.1%, 3.4% and 3.4% in the first three quarters, respectively.

Real consumer spending rose 3.7% in 2005, 4.2% in 2006, 4.6% in 2007, 2.9% in 2008 and 0.4% in 2009. Year-over-year growth in consumer spending was 3.5% in the first quarter, 3.5% in the second quarter and 3.4% in the third quarter of 2010.

Since attaining a peak of 20.2% in 1982, the personal saving rate trended downward until the mid-2000s, reaching 2.1% in 2005. Since then the personal savings rate increased to 3.5% in 2006, 2.8% in 2007, 3.6% in 2008 and 4.6% in 2009. The personal saving rate was 3.3% in the first quarter, 6.1% in the second quarter and 3.3% in the third quarter of 2010.

Year-over-year growth in non-residential business fixed investment was 12.4% in 2005, eased to 9.9% in 2006, 3.3% in 2007, 3.4% in 2008 and negative 19.9% in 2009. On a year-over-year basis, non-residential business fixed investment declined 5.6% in the first quarter of 2010 before rising 4.2% and 8.7% in the second and third quarters of 2010, respectively.

The number of housing starts rose steadily in the early part of this decade but levelled off from 2004 to 2007 and has fallen since then. Following a level of 153 thousand units in 2000, housing starts increased to 220 thousand units in 2003 and 232 thousand units in 2004. Housing starts then eased to 224 thousand units in 2005, 229 thousand units in 2006, 228 thousand units in 2007 and 211 thousand units in 2008 and 149 thousands units in 2009. In 2010, the level of housing starts was 193 thousand, 200 thousand and 191 thousand units in the first three quarters, respectively (at annual rates).

Government spending on current goods and services grew by 1.4% in 2005, 3.0% in 2006, 2.7% in 2007, 3.9% in 2008 and 3.5% in 2009. Year-over-year growth in government spending on goods and services was 4.0% in the first quarter of 2010, 4.3% in the second quarter and 2.9% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $50.3 billion in 2005, declined to $35.5 billion in 2006, $28.7 billion in 2007, $24.0 billion in 2008 and was a deficit of $27.2 billion in 2009. On average, in the first three quarters of 2010 the trade balance deficit in goods and services was $32.3 billion at annual rates (see also “Balance of Payments”).

[4]	In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2002 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 3.3% in 2005, 2.7% in 2006, 3.2% in 2007, 4.1% in 2008 and negative 2.1% in 2009. In 2010, the year-over-year change in the implicit price deflator was 3.3% in the first quarter, 3.3% in the second quarter and 2.8% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, year-over-year increases in the consumer price index (“CPI”) have remained almost entirely within the 1 to 3 per cent target range. The CPI rose 2.2% in 2005, 2.0% in 2006, 2.2% in 2007, 2.3% in 2008 and 0.3% in 2009. In 2010, CPI inflation rose to 1.6% in the first quarter, 1.4% in the second quarter and 1.8% in the third quarter.

Price Developments

	GDP	Consumer Price Index						Industrial
	Implicit			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &		Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Shelter	Index
	(annual percentage changes)

2005	3.3	2.2	2.5	2.2	9.6	1.3	3.0	1.5
2006	2.7	2.0	2.3	2.0	5.1	1.5	3.4	2.4
2007	3.2	2.2	2.7	2.0	2.3	2.0	3.5	1.6
2008	4.1	2.3	3.5	2.2	9.9	1.2	4.2	4.3
2009	–2.1	0.3	4.9	–0.7	–13.5	1.1	–0.3	–3.4

2009Q4	0.7	0.8	1.9	0.6	–2.4	0.9	–1.7	–3.4
2010Q1	3.3	1.6	1.3	1.6	6.0	1.2	–1.0	–0.5
2010Q2	3.3	1.4	0.8	1.6	5.7	1.0	1.3	0.5
2010Q3	2.8	1.8	1.6	1.9	6.1	1.4	2.6	0.0
Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1) This implicit price index is based on seasonally adjusted data.

The average annual wage settlements (over the life of the contract) increased 2.3% in 2005, 2.5% in 2006, 3.3% in 2007, 3.2% in 2008 and 2.3% in 2009. Wage settlements were 2.1% in the first quarter of 2010, 2.0% in the second quarter and 1.8% in the third quarter.

Labor Market

The following table shows labor market characteristics for the periods indicated.

Labor Market Characteristics(1) (2)
(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2005	17,343	16,170	6.8	1,201	1,076	10.4	4,053	3,717	8.3
2006	17,593	16,484	6.3	1,200	1,082	9.9	4,094	3,765	8.0
2007	17,946	16,866	6.0	1,208	1,097	9.2	4,150	3,852	7.2
2008	18,245	17,126	6.1	1,224	1,110	9.3	4,185	3,882	7.2
2009	18,369	16,849	8.3	1,234	1,104	10.6	4,199	3,844	8.5

2009Q4	18,424	16,876	8.4	1,240	1,108	10.6	4,197	3,851	8.3
2010Q1	18,466	16,944	8.2	1,236	1,107	10.4	4,209	3,873	8.0
2010Q2	18,613	17,119	8.0	1,240	1,114	10.1	4,259	3,921	7.9
2010Q3	18,701	17,202	8.0	1,248	1,116	10.6	4,281	3,937	8.0

	Ontario			Prairie Provinces			British Columbia
For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2005	6,849	6,398	6.6	2,976	2,848	4.3	2,263	2,131	5.9
2006	6,927	6,493	6.3	3,067	2,949	3.8	2,305	2,196	4.8
2007	7,044	6,594	6.4	3,178	3,058	3.8	2,366	2,266	4.2
2008	7,155	6,687	6.5	3,256	3,133	3.8	2,426	2,314	4.6
2009	7,175	6,526	9.0	3,315	3,116	6.0	2,445	2,259	7.6

2009Q4	7,194	6,536	9.1	3,326	3,114	6.4	2,467	2,268	8.1
2010Q1	7,218	6,566	9.0	3,321	3,112	6.3	2,483	2,287	7.9
2010Q2	7,278	6,648	8.7	3,350	3,138	6.3	2,485	2,298	7.5
2010Q3	7,312	6,675	8.7	3,356	3,156	6.0	2,504	2,319	7.4
Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment.
(2) Quarterly levels are based on seasonally adjusted data.

Employment growth, on a year-over-year basis, was 1.4% in 2005, 1.9% in 2006, and 2.3% in 2007 before slowing to 1.5% in 2008 and declining by 1.6% in 2009. In the first three quarters of 2010, employment increased by 0.4%, 1.7% and 2.3% year-over-year, respectively. Meanwhile, year-over-year labor force growth was 0.9% in 2005, 1.4% in 2006, 2.0% in 2007 and 1.7% in 2008 before slowing down to 0.7% in 2009. In the first three quarters of 2010, the labor force grew by 0.9%, 1.3% and 1.7% year-over-year, respectively.

The unemployment rate declined from 6.8% in 2005 to 6.3% in 2006 and 6.0% in 2007 before increasing to 6.1% in 2008 and 8.3% in 2009. In 2010, the unemployment rate was 8.2% in the first quarter, 8.0% in the second quarter and 8.0% in the third quarter (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica, Israel, Peru and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein).

In January 2009, Canada removed import tariffs on a range of machinery and equipment for the purposes of stimulating domestic business investment. In March 2010, Canada began eliminating all remaining tariffs on manufacturing inputs entering the country, effectively making Canada a tariff-free zone for manufacturing. The majority of these tariffs have already been eliminated; however, some tariffs are being gradually eliminated by no later than January 1, 2015.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

The Composition of Canadian Merchandise Trade
(Balance of Payments Basis)

	First 3 quarters (2)		(For the years ended December 31,)
	2010	2009	2009	2008	2007	2006	2005
	(in millions of dollars)

Value of Exports
Wheat	3,200	4,673	5,824	6,870	4,638	3,609	2,697
Other agricultural products	19,615	19,585	25,634	27,734	25,862	24,540	24,550
Crude petroleum	36,379	28,803	42,503	60,970	40,997	38,575	30,357
Natural gas	12,600	11,885	15,749	33,046	28,071	27,805	35,989
Ores and metals	35,196	27,584	38,310	54,856	52,991	45,482	36,025
Lumber	3,599	2,837	3,900	5,350	7,387	9,161	10,382
Pulp & paper	7,437	6,655	8,765	11,841	11,896	12,205	12,210
Other materials	62,676	56,435	75,104	103,248	88,231	84,586	85,456
Motor vehicles	30,680	20,850	30,045	41,394	53,019	57,339	60,762
Motor vehicles parts	12,692	10,042	13,770	19,745	23,988	24,660	27,233
Machinery	13,270	15,013	19,202	23,443	22,330	20,550	19,942
Other end products	55,426	61,019	79,171	87,723	89,840	90,514	90,211
Special transactions	6,930	8,773	11,552	13,775	13,870	14,927	14,398

Total Exports (1)	299,699	274,154	369,529	489,996	463,120	453,952	450,210

Value of Imports
Edible products	20,859	21,183	27,988	27,001	24,294	22,231	20,811
Crude petroleum	18,165	15,023	20,960	34,179	24,116	22,553	21,544
Other crude materials	11,296	9,987	13,583	18,089	15,464	13,287	12,799
Fabricated materials	67,563	58,499	78,231	97,314	87,299	87,384	82,226
Motor vehicles	30,029	22,298	31,578	41,114	43,728	41,917	38,768
Motor vehicle parts	22,367	16,974	23,747	30,847	36,227	37,929	39,613
Machinery & equipment	83,915	82,464	107,934	122,713	116,584	114,728	110,931
Other end products	42,757	43,309	57,486	57,557	54,783	52,010	49,484
Special transactions	10,380	9,421	12,590	14,938	13,189	12,306	11,662

Total Imports (1)	307,331	279,158	374,097	443,752	415,683	404,345	387,838

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 58.4% in 2009. Over this period, the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment, and fabricated materials.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2009, trade with the United States accounted for 73.4% of the value of Canada’s merchandise exports and 63.2% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 19.2% of the United States’ exports and 14.4% of its imports in 2009.

Geographical Distribution of Canadian Merchandise Trade
(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Exports (1)
United States	74.1	73.1	73.4	75.5	76.8	79.6	81.8
Japan	2.3	2.4	2.4	2.4	2.2	2.3	2.3
United Kingdom	4.1	3.5	3.5	2.9	3.1	2.5	2.1
European Union (2)	4.5	5.1	5.2	5.2	5.3	4.6	4.1
Other	15.0	15.8	15.5	14.0	12.7	11.0	9.7

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	63.3	63.3	63.2	63.4	65.0	65.6	66.9
Japan	2.4	2.5	2.5	2.6	2.9	2.9	2.9
United Kingdom	2.2	2.1	2.3	2.6	2.4	2.4	2.3
European Union (2)	7.4	8.1	8.1	8.0	7.8	8.0	7.6
Other	24.6	24.0	24.0	23.4	22.0	21.1	20.3

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

Merchandise Trade Indices
(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(2002 = 100)
Indices of physical volume
Exports	91.5	85.4	86.2	101.8	107.4	105.9	105.1
Imports	129.4	112.2	114.2	134.8	133.5	126.5	120.3

Indices of prices
Exports	105.4	103.4	103.5	116.3	104.2	103.5	103.4
Imports	88.8	93.0	91.9	92.4	87.4	89.6	90.4
Terms of trade (1)	118.7	111.2	112.6	125.8	119.2	115.5	114.4
Source: Statistics Canada, Canadian International Merchandise Trade.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

Canadian Balance of International Payments

	First 3 quarters(1)		(For the years ended December 31,)
	2010	2009	2009	2008	2007	2006	2005
	(in millions of dollars)
Current Account
Receipts
Goods and services	352,133	324,437	436,673	562,109	532,924	522,338	517,809
Goods	299,709	274,154	369,529	489,995	463,120	453,952	450,210
Services	52,424	50,283	67,144	72,113	69,804	68,386	67,599
Investment income	44,956	42,469	57,378	71,881	76,931	66,528	49,768
Current transfers	6,944	6,722	8,622	10,574	9,497	9,563	8,035

Current account receipts	404,033	373,628	502,673	644,563	619,352	598,428	575,612

Payments
Goods and services	376,378	346,273	463,904	538,184	504,277	486,866	467,492
Goods	307,345	279,159	374,097	443,752	415,683	404,345	387,838
Services	69,032	67,116	89,807	94,432	88,593	82,521	79,654
Investment income	58,703	52,706	71,523	88,302	90,800	80,049	72,685
Current transfers	8,657	7,967	10,770	11,159	11,504	11,023	9,533

Current account payments	443,739	406,947	546,196	637,645	606,580	577,938	549,710

Balances
Goods and services	−24,245	−21,837	−27,231	23,925	28,648	35,472	50,317
Goods	−7,637	−5,004	−4,568	46,244	47,437	49,606	62,372
Services	−16,608	−16,832	−22,663	−22,319	−18,790	−14,135	−12,055
Investment income	−13,747	−10,238	−14,145	−16,422	−13,869	−13,521	−22,917
Current transfers	−1,713	−1,245	−2,148	−585	−2,007	−1,460	−1,498

Current account balance	−39,705	−33,320	−43,523	6,918	12,772	20,490	25,902

Capital and financial account
Capital account	3,560	3,276	3,969	4,650	4,233	4,202	5,905
Financial account	41,858	26,824	39,960	−7,072	−18,906	−26,969	−29,255
Canadian assets, net flows
Canadian direct investment abroad	−4,484	−33,469	−44,389	−86,214	−62,003	−52,423	−33,370
Portfolio investment (2)	−11,440	−10,011	−8,667	13,653	−48,426	−78,668	−53,455
Foreign bonds	7,049	8,651	9,030	16,354	−28,902	−43,761	−29,488
Foreign stocks	−15,696	−17,166	−15,850	−7,914	−30,946	−28,107	−21,878
Other investment	−34,156	−37,925	−50,805	−37,611	−66,592	−35,877	−23,635
Loans	−9,678	−12,780	−17,460	−242	−10,860	−11,819	7,325
Deposits	−10,393	−8,638	−19,058	−37,335	−42,198	−9,002	−15,817
Official international reserves	−4,598	−14,699	−11,618	−1,711	−4,644	−1,013	−1,653
Other assets	−9,487	−1,805	−2,669	1,677	−8,890	−14,043	−13,489

Total Canadian assets, net flows	−50,079	−81,403	−103,861	−110,172	−177,021	−166,967	−110,460

Canadian liabilities, net flows
Foreign direct investment in Canada	13,812	13,792	21,327	58,975	123,148	68,395	31,132
Portfolio investment	87,211	82,786	110,865	29,797	−31,096	31,089	13,136
Canadian bonds	76,159	55,019	83,955	15,926	12,042	16,564	3,481
Canadian stocks	10,275	24,149	26,246	2,746	−41,994	10,814	9,133
Canadian money market	778	3,619	665	11,125	−1,143	3,711	522
Other investment	−9,086	11,648	11,629	14,327	66,062	40,514	36,937
Loans	232	−9,997	−11,081	4,759	12,617	19,635	5,992
Deposits	−10,374	12,760	13,878	10,495	48,566	20,389	28,951
Other liabilities	1,056	8,885	8,831	−927	4,879	491	1,994

Total Canadian liabilities, net flows	91,938	108,226	143,821	103,099	158,115	139,998	81,205

Total capital & financial account, net flows	45,418	30,098	43,929	−2,422	−14,673	−22,768	−23,350

Statistical discrepancy	−5,023	2,399	−405	−4,496	1,901	2,277	−2,552
Source: Statistics Canada, Canada’s Balance of International Payments.
Note: Amounts may not add due to rounding.

(1)	Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data, financial account data and statistical discrepancy are not seasonally adjusted.
(2) Includes foreign money market securities.

The current account deficit was $52.9 billion (seasonally adjusted, annualized level) in the first three quarters of 2010. Over the period since 2004, the three main components of the current account have evolved as follows:

(1)	The merchandise trade surplus decreased from $62.4 billion in 2005 to a deficit of $4.6 billion in 2009. In the first three quarters of 2010, the merchandise trade deficit was an average of $10.2 billion (annualized level).

(2)	The service account deficit worsened from $12.1 billion in 2005 to $22.7 billion in 2009. The services deficit averaged $22.1 billion (annualized level) in the first three quarters of 2010.

(3)	The deficit on net investment income payments narrowed from $22.9 billion in 2005 to $14.1 billion in 2009. The investment income deficit averaged $18.3 billion in the first three quarters of 2010 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the US economy helped reduce the merchandise trade surplus in 2007 and through the end of 2009. The continued decline in international demand as a result of a weak US dollar and a weak global economic recovery led to further deterioration in the merchandise trade balance deficit in the first three quarters of 2010.

Canada registered net outflows in the capital and financial account of $23.4 billion in 2005, $22.8 billion in 2006, $14.7 billion in 2007 and $2.4 billion in 2008 followed by a net inflow of $43.9 billion in 2009. Net inflows in the capital and financial account in the first three quarters of 2010 averaged $60.6 billion (annualized level).

Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $13.1 billion in 2005, $31.1 billion in 2006 before declining to negative $31.1 billion in 2007. Non-resident purchases of Canadian bonds, stocks and money market instruments rebounded to $29.8 billion in 2008 and $110.9 billion in 2009. In 2010, portfolio investment from abroad increased to $116.3 billion (annualized level) over the first three quarters.

From 1980 to the early 1990s, foreign direct investment in Canada averaged just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000, mostly due to foreign purchases in the technology sector. Foreign direct investment was $31.1 billion in 2005, $68.4 billion in 2006, $123.1 billion in 2007, declined to $59.0 billion in 2008 before settling at $21.3 billion in 2009. Foreign direct investment was $18.4 billion over the first three quarters of 2010.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.39 U.S. cents in November 2007. The dollar closed 2009 at 95.15 U.S. cents. From the beginning of 2010 through to December 16, trading in the Canadian dollar ranged between 92.18 and 100.69 U.S. cents. The Canadian dollar noon spot rate price on December 16, 2010 was 99.44 U.S. cents.

Exchange Rate For The Canadian Dollar

	2010 through	For the years ended December 31,
	December 16	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000
	(in U.S. cents)

High	100.69	97.97	102.98	110.39	91.34	87.51	85.14	77.89	66.54	67.11	69.84
Low	92.16	76.53	76.81	84.19	84.79	78.53	71.41	63.38	61.79	62.30	63.97
Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

Canada’s Official International Reserves

	At November 30,	At December 31,
	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000
	(in millions of U.S. dollars)

Total	56,571	54,357	43,872	41,081	35,063	33,018	34,466	36,268	37,169	34,248	32,424
Source: Department of Finance.

Canada’s official reserves at November 30, 2010 consisted of United States dollars in the amount of U.S.$26,989 million, U.S.$151 million in gold (valued at U.S.$1,384 per fine ounce), U.S.$2,735 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$8,970 million in Special Drawing Rights (“SDRs”) and U.S.$17,726 million in other convertible currencies.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,853 million of Canada Bills outstanding on November 30, 2010. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2010, there were no outstanding Canada Notes. A Euro Medium-Term Notes (EMTN) program was launched in March 1997. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of November 30, 2010, there were no outstanding EMTNs. In January 2010, the Government issued a 10-year, Euro 2 billion euro global bond to supplement Canada’s foreign exchange reserves and meet foreign currency requirements to support lending by the International Monetary Fund. As of November 30, 2010, U.S.$3,053 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of two global bond issues, and three Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on a full accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s fiscal anchor is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit is equal to total liabilities less total assets — both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, and loans, investments and advances. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. It is the accumulation of the annual surpluses and deficits in the past that represents the federal debt and is the main measure of debt. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less its financial assets.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has control for financial reporting purposes.

Between fiscal 1997-98 and fiscal 2007-2008, the Government recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). The onset of the global recession in 2008 resulted in a budgetary deficit of $5.8 billion in fiscal 2008-09, followed by a budgetary deficit of $55.6 billion in fiscal 2009-10. About $21 billion of the fiscal 2009-10 deficit was attributable to actions taken under Canada’s Economic Action Plan to boost confidence and support the economy in response to the deepest global recession since the 1920s. Federal debt — the accumulation of annual deficits and surpluses since Confederation was 34.0% of GDP in fiscal 2009-10, up 5.0 percentage points from a year earlier. Despite this increase, the federal debt-to-GDP ratio stood at roughly half of its peak of 68.4% in fiscal 1995-96. Program expenses were up $36.9 billion, or 17.8%, over the prior year. As a percentage of GDP, program expenses increased to 16.0% in fiscal 2009-10, up three percentage points over fiscal 2008-09. As a percentage of revenues, public debt charges were 13.5% in fiscal 2009-10, down from a peak of 37.6% in fiscal 1990-91.

Financial requirements/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance and for accruals of past or future cash receipts or payments are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial surpluses were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. The financial requirement of $90.1 billion in fiscal 2008-09 reflects the impact of the recession on the budgetary balance, the $55 billion in purchases of insured mortgage pools from Canadian lenders through the Canada Mortgage and Housing Corporation and the impact of a full year’s lending activities under the Government’s consolidated borrowing framework. In fiscal 2009-10, there was a financial requirement of $63.6 billion. The Government financed this requirement by increasing unmatured debt by $45.1 billion and decreasing its cash balances by $18.5 billion. Unmatured debt as a percentage of GDP stood at 36.6% in fiscal 2009-10, down 21.1 percentage points from the peak of 57.7% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 48% and corporate income taxes accounted for about 14% of Government revenue in fiscal 2009-10.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2010, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $40,970, 22% on taxable income over $40,970 and up to $81,941, 26% on taxable income over $81,941 and up to $127,021 and 29% on taxable income above $127,021.

The general federal corporate income tax rate in 2010 is 18%. This general rate is scheduled to fall to 16.5% in 2011 and 15% in 2012. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income of a Canadian-controlled private corporation to 11%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Service Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5% for 2010. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including motive fuels, tobacco and alcohol. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, annual surplus and accumulated deficit for the years shown.

Detailed Statement of Operations and Accumulated Deficit

	For the years ended March 31,
	2010	2009	2008	2007	2006
	(in millions of dollars)
Revenues
Tax Revenues
Income tax revenues
Personal	103,947	116,024	113,063	110,477	103,691
Corporate	30,361	29,476	40,628	37,745	31,724
Non-resident	5,293	6,298	5,693	4,877	4,529
	139,601	151,798	159,384	153,099	139,944
Other taxes and duties
Goods and services tax	26,947	25,740	29,920	31,296	33,020
Energy taxes	5,178	5,161	5,139	5,128	5,076
Customs import duties	3,490	4,036	3,903	3,704	3,330
Other excise taxes & duties	4,958	4,869	5,245	5,189	4,730
	40,573	39,806	44,207	45,317	46,156

Total tax revenues	180,174	191,604	203,591	198,416	186,100

Employment Insurance Premiums	16,761	16,887	16,558	16,789	16,535
Other Revenues
Crown corporations	7,622	7,760	6,504	7,503	7,198
Other programs	12,396	15,105	13,895	11,544	10,356
Net foreign exchange	1,647	1,736	1,872	1,714	2,014

Total other revenues	21,665	24,601	22,271	20,761	19,568

Total Revenues	218,600	233,092	242,420	235,966	222,203

Expenses
Transfer Payments
Old age security benefits, GIS[1] and spouse’s allowance	34,653	33,377	31,955	30,284	28,992
Major transfer payments to other levels of government
Canada health transfer	24,820	22,759	21,474	20,140	19,000
Canada social transfer	10,858	10,568	9,872	8,500	8,225
Fiscal arrangements	16,193	15,138	14,570	13,033	12,381
Alternative payments for standing programs	−2,703	−2,974	−2,720	−3,177	−2,731
Other major transfers	7,822	1,024	2,956	4,018	3,940

	56,990	46,515	46,152	42,514	40,815

Employment insurance benefits	21,586	16,308	14,298	14,084	14,417
Children’s benefits	12,340	11,901	11,894	11,214	9,200
Other transfer payments	39,982	30,192	27,032	26,844	24,893

Total transfer payments	165,461	138,293	131,331	124,940	118,317

Other program expenses
Crown corporations	10,428	8,066	7,340	7,211	7,195
Ministries	68,895	61,498	60,827	56,118	49,701

Total other program expenses	79,323	69,564	68,167	63,329	56,896

Total program expenses	244,784	207,857	199,498	188,269	175,213
Public Debt Charges	29,414	30,990	33,325	33,945	33,772

Total Expenses	274,198	238,847	232,823	222,214	208,985

Annual Surplus or Deficit (−)	−55,598	−5,755	9,597	13,752	13,218
Accumulated Deficit at Beginning of Year	463,710	457,637	467,268	481,499	494,717
Other Comprehensive Income or Loss (−)	211	−318	34	479	—

Accumulated Deficit at End of Year	519,097	463,710	457,637	467,268	481,499

Source: Public Accounts of Canada 2010.
(1) Guaranteed income supplement

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $27.6 billion in fiscal 2009-10.

Pension and Other Future Benefits

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2010, the net liability in respect of these accounts totalled $142.8 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2010, which amounted to $201.4 billion, less pension plan assets of $45.4 billion and unamortized pension adjustments of −$13.2 billion. In fiscal 2009-10 the net liability to the public sector pensions increased by $2.9 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Other Liabilities.  The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.6 billion at March 31, 2010.

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $131.4 billion at March 31, 2010 ($110.0 billion at March 31, 2009). Of these assets, $103.1 billion was transferred to the Canada Pension

Plan Investment Board and $0.2 billion was a direct liability of the Government. The balance of $28.2 billion represents net income from operations receivables and unrealized gains.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $1.9 billion to $63.4 billion in fiscal 2009-10 from $61.5 billion in fiscal 2008-09.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a source of $8.9 billion in fiscal 2009-10 and a requirement of $2.5 billion in fiscal 2008-09.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

Subsequent Event

On November 1, 2010 General Motors completed a three-for-one stock split which resulted in the Government of Canada owning approximately 175 million common shares. Following the stock split and in conjunction with the automaker’s initial public offering on November 18, 2010, the Government of Canada sold approximately 35 million shares at approximately US$33 per share. The resulting impact of the disposition of shares, excluding selling costs and net of Ontario’s one-third participation interest, is a gain of approximately $0.4 billion. The impact of this transaction will be reflected in the 2010-2011 financial statements.

Detailed Statement of Non-Budgetary Transactions, Non-Financial Assets and
Foreign Exchange Transactions

	For the years ended March 31
	2010	2009	2008	2007	2006
	(in millions)
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	−10,399	−57,470	258	148	200
Business Development Bank of Canada	−4,961	−6,284	−1,000	—	—
Farm Credit Canada	−4,481	−7,610	−3,840	—	—
Other	7	−5	−35	33	−67
	−19,834	−71,369	−4,617	181	133
Investments
Share of annual profit	−2,306	−4,773	−4,256	−5,336	−5,041
Other comprehensive income (−) or loss	−211	318	−34	−479
Dividends	1,391	2,095	2,436	2,604	2,027
Capital	−4,617	−600	—	−3	−15
	−5,743	−2,960	−1,854	−3,214	−3,029

Total	−25,577	−74,329	−6,471	−3,033	−2,896
Less:
Amount expected to be repaid from future appropriations	−103	−473	32	66	63
Unamortized discounts and premiums	—	26	−19	—	—

Total	−25,474	−73,882	−6,484	−3,099	−2,959

Other loans, investments and advances
Portfolio investments	2	6	—	—	−101
National governments, including developing countries	235	−182	143	80	158
International organizations	−454	−905	−321	−491	−224
Provincial and territorial governments	590	217	899	285	14
Other loans, investments and advances	−4,926	−1,005	−410	−367	−1,524

Total	−4,553	−1,869	311	−493	−1,677
Less: allowance for valuation	−2,440	−1,527	−398	−387	−915
Total	−2,113	−342	709	−106	−762
Total loans, investments & advances	−27,587	−74,224	−5,775	−3,205	−3,721

Pensions and Other Future Benefits
Public sector pensions	2,934	2,538	2,645	3,664	1,483
Other employee and veteran future benefits	3,916	2,410	2,778	1,754	1,820

Total pension and other future benefits	6,850	4,948	5,423	5,418	3,303

Other Liabilities
Due to Canada Pension Plan	85	−16	52	−97	−2,620
Other liabilities	579	44	632	−185	−567

Total other liabilities	664	28	684	−282	−3,187

Non-Financial Assets
Tangible capital assets	−1,728	−2,152	−2,139	−681	−145
Inventories	156	−100	−260	−113	−350
Prepaid expenses	−300	−608	392	−396	−82

Total non-financial assets	−1,872	−2,860	−2,007	−1,190	−577

Other Transactions
Tax receivables	2,848	−6,009	590	−7,379	−5,636
Other accounts receivable	−441	−3	151	−817	−327
Provincial and territorial tax collection agreements account	1,438	−168	−1,311	410	2,316
Tax payables	−2,594	1,835	7,622	2,986	2,752
Other liabilities	7,682	1,869	−2,359	1,683	−1,376

Total other transactions	8,933	−2,476	4,693	−3,117	−2,271

Foreign Exchange Accounts
International reserves held in the Exchange Fund Account	−2,507	−8,290	1,769	−3,737	−1,822
International Monetary Fund — Subscriptions	2,188	−1,259	354	−433	567
International Monetary Fund — Loans	−337	—	—	—	—
	−656	−9,549	2,123	−4,170	−1,255
Less: International Monetary Fund — Notes payable	2,351	14	201	−771	−1,412
Special drawing rights allocations	−7,766	−154	43	−48	113
	−5,415	−140	244	−819	−1,299

Total foreign exchange accounts	4,759	−9,409	1,879	−3,351	44

Source: Public Accounts of Canada 2010.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

Unmatured Market Debt
(Principal Amount Outstanding)

	At Sept. 30,	At March 31,
	2010	2010	2009	2008	2007	2006
	(in millions)
Canadian Currency
Marketable bonds	392,283	368,013	$295,322	$253,802	$257,909	$261,872
Treasury bills	170,700	175,900	192,500	117,000	134,100	131,600
Canada Savings Bonds	6,597	6,862	7,332	7,442	8,764	10,506
Canada Premium Bonds	4,922	4,993	5,199	5,626	6,410	6,828
Canada Investment Bonds	—	—	—	—	1	8
Obligations issued to Canada Pension Plan Investment Fund	62	452	523	1,042	1,742	3,094
Obligations issued to Trustees in respect of Health Care Initiatives	—	—	—	—	—	8

Total Canadian currency	574,564	556,220	500,876	384,912	408,926	413,916

Foreign Currency (1)
Canada Bills	2,562	2,453	8,708	1,484	1,847	4,734
Canada Notes	—	—	—	515	490	496
Euro Medium-Term Note Program	—	—	1,676	1,621	1,626	1,500
Other marketable bonds (2)	5,947	5,845	265	6,097	6,697	7,588

Total foreign currency	8,509	8,298	10,649	9,717	10,660	14,318

Total Unmatured Market Debt	583,073	564,518	$511,525	$394,629	$419,586	$428,234

Source: Bank of Canada, Department of Finance.
Note: Amounts may not add due to rounding.
(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30,	At March 31,
	2010	2010	2009	2008	2007	2006

United States Dollar	1.0290	1.0158	1.2613	1.0265	1.1546	1.1680
Euro	1.4029	1.3720	1.6755	1.6205	1.5424	1.4153
Japanese Yen	—		—	0.010300	0.009799	0.009923
New Zealand Dollar	—	—	—	—	0.8248	0.7192

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30,	At March 31,
	2010	2010	2009	2008	2007	2006
	(in millions)

United States Dollars	3,053	3,053	211	2,711	2,711	3,711
Euro	2,000	2,000	—	2,045	2,045	2,045
New Zealand Dollars	—	—	—	—	500	500

Total Canadian currency unmatured market debt was $574,564 million on September 30, 2010, an increase of $18,344 million from March 31, 2010. The increase stemmed from an increase in marketable bonds ($24,270 million), partially offset by a reduction in Treasury Bills (–$5,200 million) and obligations issued to Canada Pension Plan Investment Fund (–$390 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2010 to September 30, 2010, the Government issued an aggregate of $49,574 million of marketable bonds in Canadian currency and redeemed $25,824 million (including $11,365 million in repurchased and cancelled bonds), for a net increase of $23,749 million. This was further increased by $520 million for the inflation compensation on Real Return Bonds, resulting in a net increase of $24,270 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2010 to September 30, 2010, the amount of treasury bills outstanding decreased by $5,200 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2010 to September 30, 2010, the amount of unmatured Canada Savings Bonds outstanding decreased by $265 million. Canada Premium Bonds are a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bonds (“Canada RRSP Bonds”). They offer a higher interest rate compared to Canada Savings Bonds and are redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2010 to September 30, 2010, the amount of unmatured Canada Premium Bonds outstanding decreased by $71 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period November 1, 2006 to April 30, 2007, all of the Canada Investment Bonds matured bringing the outstanding balance to nil. Obligations issued to Canada Pension Plan Investment Fund are non-marketable.

Total foreign currency unmatured market debt was $8,509 million on September 30, 2010, an increase of $211 million from March 31, 2010. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of two global bond issues and three Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2010, $26,266 million of Canadian dollars have been swapped for U.S.$22,758 million, $15,993 million of Canadian dollars have been swapped for Euro 10,890 million and $247 million Canadian dollars have been swapped for ¥20 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

Average Rates of Interest

	At March 31,
	2010	2009	2008	2007	2006

Marketable bonds (1)	3.85%	4.53%	5.08%	5.23%	5.26%
Treasury bills	0.40	1.34	3.60	4.20	3.52
Retail Debt	1.32	2.32	3.50	3.54	3.84
Non-marketable bonds and notes (2)	11.19	11.03	10.62	10.37	10.02
Canada Bills	0.13	0.64	2.59	5.11	4.63
Foreign currency notes	—	4.50	3.87	3.92	3.85
Total Unmatured Debt	2.71	3.21	4.61	4.86	4.73
Source: Public Accounts of Canada 2010.
(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.
(2) Includes the bonds for the Canada Pension Plan and Obligations issued to Trustees in respect of Health Care Initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2010.

Schedule of Marketable Bond and Note Repayments
(in millions)

	Total Principal and Interest(1)
	Canadian	Foreign
For years ended	Currency	Currency
December 31,	Debt(2)	Debt (3) (4)

2010	—	—
2011	52,818	172
2012	78,544	172
2013	53,130	172
2014	48,797	3,259
2015-2019	118,619	491
2020-2024	53,272	2,904
2025-2029	45,988	—
2030-2034	30,588	—
2035-2039	25,787	—
2040-2044	24,425	—

Source: Bank of Canada.
(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3) Converted at USD 1.00 = CAD 1.029, EUR 1.00 = CAD 1.4029; the closing rates on September 30, 2010.
(4) Excludes principal and interest payments on U.S.$52,824,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $213,415 million as at March 31, 2010. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2010.

Financial Information Regarding Crown Corporations and Other Entities
(in millions)

		Other
	Consolidated	Entities	Enterprise	Total
Assets
Total assets	$7,272	$2,916	$436,351	$446,539

Liabilities
Liabilities to other than Government
Borrowings	13	—	213,465	213,478
Other	6,372	15	76,924	83,311

	6,385	15	290,389	296,789

Net assets	$887	$2,901	$145,962	$149,750

Financial interest of the Government
Obligations to the Government	$215	$ −1	$115,051	$115,265
Net equity of the Government	672	2,902	30,911	34,485

Total financial interest	$887	$2,901	$145,962	$149,750

Contingent liabilities	$495	—	$3,531	$4,026

Source: Public Accounts of Canada 2010.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2010 are summarized as follows.

Contingent Liabilities (With Respect To Net Exposure Under Guarantees)
(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$211,454
Borrowings by other than enterprise Crown corporations
From agents	1,220
From other than agents	1,638
Other explicit loan guarantees	25
Insurance programs of the Government	1,106
Other explicit guarantees	6,536

Total gross guarantees	221,979
Less: allowance for losses	–535

Net exposure under guarantees	$221,444

Source: Public Accounts of Canada 2010.

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2010.

Agent Enterprise Crown Corporations Insurance Programs

			5-year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund
	(in millions)

Canada Deposit Insurance Corporation	$590,013	$—	$—	$857

Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	482,328	569	311	8,200
Mortgage-Backed Securities Guarantee Fund	302,444	—	—	977

Export Development Canada
Export insurance contracts entered into on its own behalf	21,427	226	79	—

Source: Public Accounts of Canada 2010.
(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revisions being implemented in April 2007. The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at November 25, 2010, the banking system consisted of 21 domestic banks, 25 foreign bank subsidiaries, 22 full-service foreign bank branches and 7 foreign bank lending branches.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring the financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, ensures Canada remains a global leader in financial services. This practice sets Canada apart from virtually every other country in the world. Canada launched the most recent five-year review on September 20, 2010, and it is expected that the review will be fine tuning in scope.

Budget 2010 announced initiatives to strengthen Canada’s financial system and modernize the regulatory framework going forward, including a framework to enable credit unions to incorporate and continue federally, which will promote the continued growth and competitiveness of the sector and enhance financial stability.

To reinforce financial soundness, Canada is working with 10 willing provinces and territories to establish a Canadian Securities Regulatory Authority (CSRA) by mid-2012. The CSRA, operating under a single Securities Act, would improve regulatory transparency over the current regime by which securities are regulated by 10 different provinces and 3 territories, meaning Canada has 13 securities regulators, with 13 sets of laws and 13 sets of fees. The CSRA would provide better and more consistent protection for investors across Canada, and simpler processes for business, resulting in lower costs for investors. On May 26, 2010, the Government’s proposed Canadian Securities Act was tabled for information in Parliament and concurrently, the Government referred the proposed Act to the Supreme Court of Canada, as part of a constitutional reference, for its opinion as to whether it is within the legislative authority of Parliament. Given that provinces and territories currently regulate securities, the objective of the constitutional reference is to provide legal certainty to all market participants, provinces and territories that Parliament has legislative authority under the Constitution to regulate securities.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2006, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Since the start of the financial crisis in the second half of 2007 until December 2007, the Bank of Canada undertook a series of interest rate cuts that reduced the overnight lending rate from 4.50 per cent in December 2007 to 1.50 per cent in December 2008. As the financial crisis intensified and spilled over into real economic activity, with eroding foreign and domestic demand and most major advanced economies in recession, the Bank of Canada further reduced its overnight target rate by a cumulative 125 basis points to 0.25 per cent from January to April 2009. Furthermore, in its April 21st announcement, the Bank of Canada for the first time iterated a conditional commitment to maintain the target overnight rate at the effective lower bound of 0.25 per cent until the end of the second quarter of 2010. As expected, the overnight rate target remained unchanged at the effective lower bound of 0.25 percent for the remainder of 2009 as well as the beginning of 2010. Strong growth during the second half of 2009 and the first quarter of 2010 indicated that the Canadian recovery was on track and on June 1, 2010 the Bank of Canada announced an increase of 25 basis points in the overnight rate, raising the target to 0.5 percent. With employment and output levels approaching pre-recession peaks, the Bank announced further 25 basis point increases on the July 20, 2010 and September 8, 2010 fixed announcement dates, effectively setting the overnight rate target at 1 percent; as of the December 7, 2010 announcement, the overnight rate target remains at 1 percent.

Following the latest release of the Monetary Policy Report on October 20, 2010, the Bank maintains that the economy is exceptionally stimulated even after the rate hikes, but acknowledges that future interest rate decisions must be made considering the uncertainty surrounding global economic activity.

Membership in International Economic Organizations

As of December 31, 2009, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2009, one SDR equalled Cdn $1.46.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2009, there were no loans outstanding to the IMF under the GAB and the NAB. Additionally, on July 6th, 2009, Canada entered into a two year, US$10 billion, temporary borrowing agreement with the IMF to bolster its lending resources. This credit line provides additional liquidity to the IMF, as needed. The credit line was first drawn on in July 2009.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

Participation In Other International Development Institutions

	At December 31, 2009
	Subscription
	Total	Paid-in(1)
	(in millions of
	U.S. dollars)

International Bank for Reconstruction and Development	$5,403.8	$334.9
International Development Association (“IDA”)	—	—
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	2,891.0	202.5
Inter-American Development Bank	8,079.8	173.7
Caribbean Development Bank	62.7	13.7
African Development Bank	1,280.0	128.2
European Bank for Reconstruction and Development	974.6	256.5
Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions and in consultation with the Canadian International Development Agency.
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As at March 31, 2010, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Claims and litigation for which the outcome is not determinable and a reasonable estimate can be made were estimated at approximately $4,300 million ($5,700 million in 2009). Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims are negotiated in areas where aboriginal title has not been dealt with by treaty or by other legal methods. In such cases, the claim is based on an aboriginal group’s traditional use and occupancy of that land. As of March 31, 2010, there were currently 76 (76 in 2009) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,800 million ($3,500 million in 2009) is estimated for claims that have progressed to a point where quantification is possible. The remaining claims are still in the early stage of negotiations and cannot yet be quantified.

Assessed Taxes Under Objection or Appeal

As at March 31, 2010, an amount of $17,102 million ($13,778 million in 2009) of federal and provincial taxes assessed was under objection at Canada Revenue Agency and an amount of $3,509 million ($2,429 million in 2009) was being appealed to either the Tax Court of Canada, the Federal Court of Canada or the Supreme Court of Canada.

Other

In September 1999, the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act were amended to enable the federal government to deal with excess amounts in the superannuation accounts and pension funds governed by these Acts. The legal validity of these provisions has since been challenged in the Ontario Superior Court of Justice. On November 20, 2007, the Court rendered its decision and dismissed all the claims of the plaintiffs. The plaintiffs appealed this decision to the Ontario Court of Appeal. The outcome of these appeals is not determinable at this time.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) Payable in Canada in Canadian Dollars

Marketable Bonds(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2010

2010 — Oct. 1	8.75	Apr. 28, 1986	H85	$97,018,000
2010 — Dec. 1	2.75	May 23, 2008; Aug. 22, 2008; Sep. 19, 2008; Nov. 21, 2008; Dec. 19, 2008	YP39	7,714,102,000
2011 — Mar. 1	9.00	Jul. 3, 1986; Sep. 2, 1986; Oct. 23, 1986; Dec. 15, 1986; May 1, 1987; Mar. 15, 1988	H87	463,681,000
2011 — Jun. 1	6.00	May 1, 2000; Aug. 1, 2000; Oct. 30, 2000; Jan. 29, 2001; May 7, 2001; Jul. 30, 2001	XB51	9,368,269,000
2011 — Jun. 1	8.50	Feb. 19, 1987; Mar. 15, 1987	H98	606,151,000
2011 — Jun. 1	1.25	Jan. 27, 2009; Feb. 24, 2009; Mar. 29, 2009	YT50	7,666,000,000
2011 — Sep. 1	3.75	Nov. 21, 2005; Jan. 23, 2006; Feb. 20, 2006; May 23, 2006; Jun. 27, 2006; Jul. 31, 2006; Aug. 21, 2006	YC26	7,181,862,000
2011 — Sep. 1	1.00	May 08, 2009; Jun. 19, 2009; Jul. 30, 2009	YW89	7,922,000,000
2011 — Dec. 1	1.25	Aug. 21, 2009; Sep. 18, 2009	YY46	9,382,000,000
2012 — Mar. 1	1.50	Nov. 16, 2009; Dec. 21, 2009; Jan. 29, 2010	ZB34	9,000,000,000
2012 — Jun. 1	3.75	Nov. 6, 2006; Dec. 11, 2006; Feb. 19, 2007; May 7, 2007; Aug. 20, 2007; Nov. 13, 2007	YG30	6,799,165,000
2012 — Jun. 1	1.50	Mar. 12, 2010; Apr. 9, 2010	ZE72	8,060,638,000
2012 — Jun. 1	5.25	Oct 29, 2001; Feb. 11, 2002; Apr. 22, 2002; Jun. 25, 2002; Aug. 6, 2002; Sep. 30, 2002; Oct. 15, 2002	XH22	10,356,853,000
2012 — Sep. 1	2.00	Jun. 01, 2009; Jul. 13, 2009; Aug. 10, 2009; Jun. 4, 2010; Jul. 9, 2010; Jul. 30, 2010	YX62	17,500,000,000
2012 — Dec. 1	1.50	Aug. 13, 2010; Sep. 7, 2010; Sep. 17, 2010	ZK33	6,504,391,000
2013 — Mar. 1	1.75	Dec. 14, 2009; Feb. 12, 2010; Mar. 26, 2010	ZD99	9,600,000,000
2013 — Jun. 1	3.50	Feb. 25, 2008; Mar. 10, 2008; May 12, 2008; Aug. 5, 2008; Oct. 28, 2008; Nov. 17, 2008	YN80	15,063,624,000
2013 — Jun. 1	5.25	Nov. 4, 2002; Dec. 16, 2002; Feb. 10, 2003; Mar. 24, 2003; May 12, 2003; Jun. 25, 2003; Aug. 11, 2003; Sep. 30, 2003	XM17	8,996,594,000
2013 — Sep. 1	2.50	May 17, 2010; Jun. 21, 2010; Aug. 9, 2010	ZG21	9,200,000,000
2014 — Mar. 15	10.25	Mar. 15, 1989; Mar. 30, 1989; Mar. 15, 1990; Jul. 1, 1990; Aug. 1, 1990; Feb. 21, 1991	A23	709,898,000
2014 — Jun. 1	5.00	Oct. 20, 2003; Dec. 15, 2003; Feb. 9, 2004; Mar. 22, 2004; May 3, 2004; Jun. 22, 2004; Aug. 16, 2004; Sep. 28, 2004	XS86	9,743,802,000
2014 — Jun. 1	3.00	Oct. 21, 2008; Jan. 19, 2009; Feb. 12, 2009; Mar. 16, 2009	YS77	14,968,203,000
2014 — Dec. 1	2.00	Apr. 20, 2009; May 25, 2009; Jul. 20, 2009; Aug. 27, 2009; Sep. 29, 2009	YU24	15,000,000,000
2015 — Jun. 1	2.50	Nov. 23, 2009; Jan. 18, 2010; Mar. 8, 2010	ZC17	9,000,000,000
2015 — Jun. 1	4.50	Oct. 18, 2004; Dec. 20, 2004; Feb. 7, 2005; Mar. 14, 2005; May 9, 2005; Jun. 21, 2005; Aug. 15, 2005; Sep. 26, 2005	XX71	10,143,325,000
2015 — Jun. 1	11.25	May 1, 1990; May 31, 1990; Oct. 1, 1990; Nov. 15, 1990	A34	456,505,000
2015 — Dec. 1	3.00	Apr. 19, 2010; Jun. 14, 2010; Aug. 23, 2010; Sep. 27, 2010	ZF48	10,969,214,000
2016 — Jun. 1	4.00	Nov. 7, 2005; Dec. 12, 2005; Feb. 6, 2006; Mar. 13, 2006; Apr. 24, 2006; Jun. 12, 2006; Aug. 8, 2006; Sep. 19, 2006	YB43	10,157,400,000
2017 — Jun. 1	4.00	Oct. 16, 2006; Nov. 27, 2006; Jan. 29, 2007; Mar. 19, 2007; Apr. 23, 2007; Aug. 7, 2007; Sep. 17, 2007	YF56	10,342,526,000
2018 — Jun. 1	4.25	Oct. 29, 2007; Feb. 11, 2008; Mar. 25, 2008; Apr. 21, 2008; Jun. 23, 2008; Jul. 14, 2008	YL25	10,622,764,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2010

2019 — Jun. 1	3.75	Oct. 6, 2008; Nov. 10, 2008; Feb. 9, 2009; Mar. 2, 2009; Mar. 10, 2009; Apr. 14, 2009; Jun. 15, 2009; Aug. 18, 2009	YR94	$17,650,000,000
2020 — Jun. 1	3.50	Sep. 8, 2009; Oct. 14, 2009; Nov. 10, 2009; Feb. 10, 2010; May 3, 2010	YZ11	13,100,000,000
2021 — Mar. 15	10.50	Dec. 15, 1990; Jan. 9, 1991; Feb. 1, 1991	A39	567,361,000
2021 — Jun. 1	3.25	Jul. 19, 2010	ZJ69	3,000,000,000
2021 — Jun. 1	9.75	May 9, 1991; Jun. 1, 1991; Jul. 1, 1991; Aug. 1, 1991; Sep. 1, 1991; Oct. 17, 1991	A43	286,188,000
2021 — Dec. 1	4.25	Dec. 10, 1991; Oct. 14, 1992; May 1, 1993; Dec. 1, 1993; Feb. 22, 1994; Jun. 21, 1994; Sep. 15, 1994; Dec. 15, 1994; Feb. 2, 1995; May 8, 1995; Aug. 4, 1995	L25	7,274,394,000	(2)
2022 — Jun. 1	9.25	Dec. 15, 1991; Jan. 3, 1992; May 15, 1992	A49	206,022,000
2023 — Jun. 1	8.00	Aug. 17, 1992; Feb. 1, 1993; Apr. 1, 1993; Jul. 26, 1993; Oct. 15, 1993; Feb. 1, 1994; May 2, 1994	A55	3,757,121,000
2025 — Jun. 1	9.00	Aug. 2, 1994; Nov. 1, 1994; Feb. 1, 1995; May 1, 1995; Aug. 1, 1995; Nov. 1, 1995; Feb. 1, 1996	A76	3,075,345,000
2026 — Dec. 1	4.25	Dec. 7, 1995; Mar. 6, 1996; Jun. 6, 1996; Sep. 6, 1996; Dec. 6, 1996; Mar. 12, 1997; Jun. 9, 1997; Sep. 8, 1997; Dec. 8, 1997; Mar. 9, 1998; Jun. 8, 1998; Sep. 8, 1998; Dec. 7, 1998	VS05	6,980,820,000	(2)
2027 — Jun. 1	8.00	May 1, 1996; Aug. 1, 1996; Nov. 1, 1996; Feb. 3, 1997; May 1, 1997; Aug. 1, 1997; Nov. 3, 1997	VW17	6,441,435,000
2029 — Jun. 1	5.75	Feb. 2, 1998; May 1, 1998; Nov. 2, 1998; May 3, 1999; Oct. 15, 1999; Apr. 24, 2000; Oct. 16, 2000; Apr. 23, 2001	WL43	12,804,867,000
2031 — Dec. 1	4.00	Mar. 8, 1999; Jun. 8, 1999; Sep. 7, 1999; Dec. 6, 1999; Mar. 6, 2000; Jun. 5, 2000; Sep. 5, 2000; Dec. 11, 2000; Mar. 5, 2001; Jun. 11, 2001; Sep. 24, 2001; Dec. 10, 2001; Mar. 18, 2002; Jun. 10, 2002; Sep. 16, 2002; Dec. 9, 2002; Mar. 17, 2003	WV25	7,411,994,000	(2)
2033 — Jun. 1	5.75	Oct. 15, 2001; Jan. 21, 2002; Mar. 4, 2002; May 6, 2002; Jul. 15, 2002; Nov. 25, 2002; Jan. 20, 2003; Mar. 3, 2003; Apr. 14, 2003; Jul. 14, 2003; Aug. 25, 2003; Nov. 10, 2003; Jan. 19, 2004; Mar. 1, 2004	XG49	13,410,295,000
2036 — Dec. 1	3.00	Jun. 9, 2003; Sep. 15, 2003; Dec. 8, 2003; Mar. 8, 2004; Jun. 7, 2004; Sep. 7, 2004; Dec. 6, 2004; Mar. 7, 2005; Jun. 6, 2005; Sep. 6, 2005; Dec. 5, 2005 Mar. 06, 2006; Jun. 5, 2006; Oct. 2, 2006; Dec. 4, 2006; Mar. 5, 2007	XQ21	6,633,198,000	(2)
2037 — Jun. 1	5.00	Jul. 19, 2004; Sep. 14, 2004; Nov. 8, 2004; Jan. 17, 2005; Apr. 11, 2005; Jul. 11, 2005; Oct. 18, 2005; Jan. 16, 2006; May 1, 2006; Jul. 24, 2006; Oct. 31, 2006; Jan. 15, 2007; Jun. 11, 2007; Jul. 23, 2007; Oct. 9, 2007; Jan. 21, 2008; Jan. 12, 2009	XW98	13,999,089,000
2041 — Jun. 1	4.00	Jun. 9, 2008; Sep. 15, 2008; Dec. 15, 2008; Mar. 23, 2009; May 19, 2009; Jul. 14, 2009; Aug. 5, 2009; Oct. 20, 2009: Feb. 22, 2010: Mar. 22, 2010; May 25, 2010; Sep. 7, 2010	YQ12	14,100,000,000
2041 — Dec. 1	2.00	Jun. 4, 2007; Sep. 4, 2007; Dec. 10, 2007; Mar. 3, 2008; Jun. 2, 2008; Sep. 2, 2008; Dec. 8, 2008; Mar. 9, 2009; Jun. 2, 2009; Aug. 31, 2009; Dec. 7, 2009; Mar. 1, 2010	YK42	6,877,565,500	(2)
2044 — Dec. 1	1.50	May 31, 2010; Aug 30, 2010	ZH04	1,111,231,000	(2)

Total Unmatured Marketable Bonds Payable In Canadian Dollars				$392,282,910,500

Unmatured Market Debt (Continued)

Treasury Bills

Maturity date(s)	Yield %		Issue dates

Various maturity dates from Oct. 1, 2010 to Sept. 29, 2011	0.516 to 1.31		Various issue dates from Oct. 29, 2009 to Sept. 30, 2010	$170,700,000,000

Canada Savings Bond(3)
	Annual			Outstanding at
Maturity date	Coupons %	Issue date	Series	September 30, 2010

2013 — Nov. 1(4)	0.40 – 7.50	1991 - Nov. 1	S46	$175,558,675
2014 — Nov. 1(4)	0.40 – 7.50	1992 - Nov. 1	S47	282,728,405
2015 — Nov. 1(4)	0.40 – 7.50	1993 - Nov. 1	S48	227,018,300
2016 — Nov. 1(4)	0.40 – 7.50	1994 - Nov. 1	S49	332,156,009
2017 — Nov. 1(4)	0.40 – 6.75	1995 - Nov. 1	S50	265,728,140
2018 — Nov. 1(4)	0.40 – 8.75	1996 - Nov. 1	S51	485,355,254
2017 — Nov. 1(4)	0.40 – 6.50	1997 - Nov. 1	S52	492,454,517
2018 — Nov. 1(4)	0.40 – 4.85	1998 - Nov. 1	S54	218,195,943
2018 — Dec. 1(4)	0.40 – 4.85	1998 - Dec. 1	S55	16,753,993
2019 — Jan. 1(4)	0.40 – 4.85	1999 - Jan. 1	S56	3,327,019
2019 — Feb. 1(4)	0.40 – 4.60	1999 - Feb. 1	S57	1,907,071
2019 — Mar. 1(4)	0.40 – 4.75	1999 - Mar. 1	S58	4,213,536
2019 — Apr. 1(4)	0.40 – 4.75	1999 - Apr. 1	S59	2,623,209
2019 — Nov. 1(4)	0.40 – 4.85	1999 - Nov. 1	S60	115,619,195
2019 — Dec. 1(4)	0.40 – 4.85	1999 - Dec. 1	S61	12,332,121
2020 — Jan. 1(4)	0.40 – 4.85	2000 - Jan. 1	S62	4,194,624
2020 — Feb. 1(4)	0.40 – 4.60	2000 - Feb. 1	S63	2,575,196
2020 — Mar. 1(4)	0.40 – 4.75	2000 - Mar. 1	S64	4,599,453
2020 — Apr. 1(4)	0.40 – 4.75	2000 - Apr. 1	S65	5,280,251
2010 — Nov. 1	0.40 – 4.85	2000 - Nov. 1	S66	137,868,952
2010 — Dec. 1	0.40 – 4.85	2000 - Dec. 1	S67	12,155,847
2011 — Jan. 1	0.40 – 4.85	2001 - Jan. 1	S68	5,942,678
2011 — Feb. 1	0.40 – 4.40	2001 - Feb. 1	S69	4,286,711
2011 — Mar. 1	0.40 – 4.00	2001 - Mar. 1	S70	4,163,493
2011 — Apr. 1	0.40 – 4.00	2001 - Apr. 1	S71	2,930,476
2011 — Nov. 1	0.40 – 3.25	2001 - Nov. 1	S72	192,299,994
2011 — Dec. 1	0.40 – 3.25	2001 - Dec. 1	S73	12,317,761
2012 — Jan. 1	0.40 – 3.10	2002 - Jan. 1	S74	2,959,976
2012 — Feb. 1	0.40 – 2.80	2002 - Feb. 1	S75	2,310,837
2012 — Mar. 1	0.40 – 4.00	2002 - Mar. 1	S76	7,194,018
2012 — Apr. 1	0.40 – 4.00	2002 - Apr. 1	S77	5,750,257
2012 — Nov. 1	0.40 – 3.25	2002 - Nov. 1	S78	222,212,302
2012 — Dec. 1	0.40 – 3.25	2002 - Dec. 1	S79	17,615,579
2013 — Jan. 1	0.40 – 3.10	2003 - Jan. 1	S80	4,567,857
2013 — Feb. 1	0.40 – 2.80	2003 - Feb. 1	S81	3,228,987
2013 — Mar. 1	0.40 – 3.10	2003 - Mar. 1	S82	7,095,256
2013 — Apr. 1	0.40 – 3.10	2003 - Apr. 1	S83	7,624,357
2013 — Nov. 1	0.40 – 3.25	2003 - Nov. 1	S84	162,423,454
2013 — Dec. 1	0.40 – 3.25	2003 - Dec. 1	S85	9,128,300
2014 — Jan. 1	0.40 – 3.10	2004 - Jan. 1	S86	2,420,642
2014 — Feb. 1	0.40 – 2.80	2004 - Feb. 1	S87	1,775,400
2014 — Mar. 1	0.40 – 3.10	2004 - Mar. 1	S88	3,867,143
2014 — Apr. 1	0.40 – 3.10	2004 - Apr. 1	S89	2,315,089
2014 — Nov. 1	0.40 – 3.25	2004 - Nov. 1	S90	179,900,742
2014 — Dec. 1	0.40 – 3.25	2004 - Dec. 1	S91	10,400,678
2015 — Jan. 1	0.40 – 3.10	2005 - Jan. 1	S92	4,117,247
2015 — Feb. 1	0.40 – 2.80	2005 - Feb. 1	S93	2,265,520
2015 — Mar. 1	0.40 – 3.10	2005 - Mar. 1	S94	4,726,851
2015 — Apr. 1	0.40 – 3.10	2005 - Apr. 1	S95	2,862,757
2015 — Nov. 1	0.40 – 3.25	2005 - Nov. 1	S96	225,462,936
2015 — Dec. 1	0.40 – 3.25	2005 - Dec. 1	S97	11,771,052
2016 — Jan. 1	0.40 – 3.10	2006 - Jan. 1	S98	3,149,500
2016 — Feb. 1	0.40 – 2.85	2006 - Feb. 1	S99	2,464,694
2016 — Mar. 1	0.40 – 2.75	2006 - Mar. 1	S100	5,241,031
2016 — Apr. 1	0.40 – 3.10	2006 - Apr. 1	S101	3,570,308
2016 — Nov. 1	0.40 – 3.25	2006 - Nov. 1	S102	297,551,077
2016 — Dec. 1	0.40 – 3.25	2006 - Dec. 1	S103	14,851,843
2017 — Jan. 1	0.40 – 3.10	2007 - Jan. 1	S104	3,833,000
2017 — Feb. 1	0.40 – 2.85	2007 - Feb. 1	S105	2,858,579
2017 — Mar. 1	0.40 – 3.10	2007 - Mar. 1	S106	7,107,472
2017 — Apr. 1	0.40 – 3.10	2007 - Apr. 1	S107	5,369,695
2017 — Nov. 1	0.40 – 3.10	2007 - Nov. 1	S108	402,789,414
2017 — Dec. 1	0.40 – 3.25	2007 - Dec. 1	S109	24,509,529
2018 — Jan. 1	0.40 – 3.10	2008 - Jan. 1	S110	7,640,298

Unmatured Market Debt (Continued)

	Annual			Outstanding at
Maturity date	Coupons %	Issue date	Series	September 30, 2010

2018 — Feb. 1	0.40 – 2.85	2008 - Feb. 1	S111	$7,685,355
2018 — Mar. 1	0.40 – 2.50	2008 - Mar. 1	S112	8,664,660
2018 — Apr. 1	0.40 – 2.45	2008 - Apr. 1	S113	13,531,887
2018 — Nov. 1	0.40 – 2.00	2008 - Nov. 1	S114	670,364,713
2018 — Dec. 1	0.40 – 1.85	2008 - Dec. 1	S115	55,187,134
2019 — Jan. 1	1.65	2009 - Jan. 1	S116	33,334,766
2019 — Feb. 1	1.25	2009 - Feb. 1	S117	29,745,666
2019 — Mar. 1	1.00	2009 - Mar. 1	S118	29,895,936
2019 — Apr. 1	0.75	2009 - Apr. 1	S119	20,922,918
2019 — Nov. 1	.40 – .65	2009 - Nov. 1	S120	962,327,666
2019 — Dec. 1	0.40	2009 - Dec. 1	S121	24,669,722
2020 — Jan. 1	0.40	2010 - Jan. 1	S122	8,495,834
2020 — Feb. 1	0.40	2010 - Feb. 1	S123	6,712,407
2020 — Mar. 1	0.40	2010 - Mar. 1	S124	11,809,342
2020 — Apr. 1	0.40	2010 - Apr. 1	S125	4,427,753
2020 — Nov. 1	0.65	2010 - Nov. 1	S126	0

				$6,597,296,260

Canada Premium Bonds(5)

	Annual			Outstanding at
Maturity date	Coupons %	Issue date	Series	September 30, 2010

2018 — Nov. 1(4)	1.85 - 5.00	1998 - Nov. 1	P3	$356,122,263
2018 — Dec. 1(4)	1.85 - 4.50	1998 - Dec. 1	P4	40,850,385
2019 — Jan. 1(4)	2.00 - 4.50	1999 - Jan. 1	P5	8,910,843
2019 — Feb. 1(4)	1.75 - 4.75	1999 - Feb. 1	P6	6,699,308
2019 — Mar. 1(4)	1.75 - 6.00	1999 - Mar. 1	P7	29,471,243
2019 — Apr. 1(4)	1.40 - 6.00	1999 - Apr. 1	P8	21,058,829
2019 — Nov. 1(4)	1.00 - 6.00	1999 - Nov. 1	P9	139,983,810
2019 — Dec. 1(4)	1.00 - 6.00	1999 - Dec. 1	P10	42,055,695
2020 — Jan. 1(4)	1.00 - 6.00	2000 - Jan. 1	P11	15,448,707
2020 — Feb. 1(4)	1.00 - 6.00	2000 - Feb. 1	P12	11,286,295
2020 — Mar. 1(4)	1.00 - 6.25	2000 - Mar. 1	P13	26,378,571
2020 — Apr. 1(4)	1.00 - 6.25	2000 - Apr. 1	P14	31,920,073
2010 — Nov. 1	2.35 - 5.90	2000 - Nov. 1	P15	308,677,052
2010 — Dec. 1	2.35 - 5.90	2000 - Dec. 1	P16	67,159,020
2011 — Jan. 1	2.35 - 5.90	2001 - Jan. 1	P17	75,544,909
2011 — Feb. 1	1.75 - 5.75	2001 - Feb. 1	P18	141,656,332
2011 — Mar. 1	1.75 - 4.55	2001 - Mar. 1	P19	18,311,901
2011 — Apr. 1	1.40 - 4.55	2001 - Apr. 1	P20	18,181,371
2011 — Nov. 1	1.10 - 4.00	2001 - Nov. 1	P21	339,160,141
2011 — Dec. 1	1.85 - 4.00	2001 - Dec. 1	P22	46,987,344
2012 — Jan. 1	2.00 - 3.50	2002 - Jan. 1	P23	12,713,866
2012 — Feb. 1	2.00 - 3.50	2002 - Feb. 1	P24	10,769,470
2012 — Mar. 1	1.00 - 6.00	2002 - Mar. 1	P25	57,221,516
2012 — Apr. 1	1.00 - 6.00	2002 - Apr. 1	P26	26,888,099
2012 — Nov. 1	1.10 - 6.00	2002 - Nov. 1	P27	680,951,637
2012 — Dec. 1	2.50 - 6.00	2002 - Dec. 1	P28	134,680,827
2013 — Jan. 1	2.50 - 6.00	2003 - Jan. 1	P29	52,312,760
2013 — Feb. 1	2.50 - 6.00	2003 - Feb. 1	P30	8,576,533
2013 — Feb. 1	2.50 - 5.00	2003 - Feb. 1	P33	41,989,274
2013 — Mar. 1	2.50 - 5.00	2003 - Mar. 1	P31	35,660,647
2013 — Apr. 1	2.50 - 5.00	2003 - Apr. 1	P32	18,825,541
2013 — Nov. 1	2.35 - 5.00	2003 - Nov. 1	P34	522,003,499
2013 — Dec. 1	2.35 - 5.50	2003 - Dec. 1	P35	115,065,480
2014 — Jan. 1	2.35 - 5.50	2004 - Jan. 1	P36	39,964,861
2014 — Feb. 1	1.75 - 5.00	2004 - Feb. 1	P37	26,503,017
2014 — Mar. 1	1.75 - 4.00	2004 - Mar. 1	P38	36,701,022
2014 — Apr. 1	1.40 - 4.00	2004 - Apr. 1	P39	19,515,651
2014 — Nov. 1	1.85 - 3.50	2004 - Nov. 1	P40	150,627,164
2014 — Dec. 1	1.85 - 3.50	2004 - Dec. 1	P41	36,377,475
2015 — Jan. 1	2.00 - 3.25	2005 - Jan. 1	P42	12,131,925
2015 — Feb. 1	2.00 - 3.05	2005 - Feb. 1	P43	6,027,477
2015 — Mar. 1	2.00 - 3.15	2005 - Mar. 1	P44	7,625,936
2015 — Apr. 1	2.00 - 3.05	2005 - Apr. 1	P45	6,626,507
2015 — Nov. 1	2.25 - 2.75	2005 - Nov. 1	P46	84,326,391
2015 — Dec. 1	2.35 - 3.55	2005 - Dec. 1	P47	35,964,983
2016 — Jan. 1	2.35 - 4.00	2006 - Jan. 1	P48	10,956,276
2016 — Feb. 1	1.75 - 4.00	2006 - Feb. 1	P49	11,147,135
2016 — Mar. 1	1.75 - 4.00	2006 - Mar. 1	P50	11,426,688
2016 — Apr. 1	1.40 - 4.00	2006 - Apr. 1	P51	12,814,937
2016 — Nov. 1	1.00 - 3.35	2006 - Nov. 1	P52	83,386,160
2016 — Dec. 1	1.00 - 3.35	2006 - Dec. 1	P53	21,026,457
2017 — Jan. 1	1.00 - 3.25	2007 - Jan. 1	P54	6,011,943

Unmatured Market Debt (Continued)

	Annual			Outstanding at
Maturity date	Coupons %	Issue date	Series	September 30, 2010

2017 — Feb. 1	1.00 - 3.05	2007 - Feb. 1	P55	$4,701,869
2017 — Mar. 1	1.00 - 3.35	2007 - Mar. 1	P56	31,430,068
2017 — Apr. 1	1.00 - 3.35	2007 - Apr. 1	P57	22,263,500
2017 — Nov. 1	1.10 - 3.50	2007 - Nov. 1	P58	77,908,242
2017 — Dec. 1	3.30 - 3.50	2007 - Dec. 1	P59	19,654,904
2018 — Jan. 1	3.15 - 3.25	2008 - Jan. 1	P60	4,986,146
2018 — Feb. 1	2.95 - 3.05	2008 - Feb. 1	P61	5,507,202
2018 — Mar. 1	2.85 - 3.15	2008 - Mar. 1	P62	11,188,990
2018 — Apr. 1	2.75 - 3.05	2008 - Apr. 1	P63	15,412,270
2018 — Nov. 1	2.35 - 2.65	2008 - Nov. 1	P64	167,510,483
2018 — Dec. 1	2.35 - 2.65	2008 - Dec. 1	P65	98,358,608
2019 — Jan. 1	2.35 - 2.65	2009 - Jan. 1	P66	68,633,968
2019 — Feb. 1	1.75 - 2.05	2009 - Feb. 1	P67	26,049,999
2019 — Mar. 1	1.75 - 2.05	2009 - Mar. 1	P68	28,843,041
2019 — Apr. 1	1.40 - 1.70	2009 - Apr. 1	P69	34,836,481
2019 — Nov. 1	1.00 - 1.80	2009 - Nov. 1	P70	98,502,642
2019 — Dec. 1	1.00 - 1.80	2009 - Dec. 1	P71	58,517,841
2020 — Jan. 1	1.00 - 1.80	2010 - Jan. 1	P72	21,799,251
2020 — Feb. 1	1.00 - 1.80	2010 - Feb. 1	P73	17,492,969
2020 — Mar. 1	1.00 - 1.80	2010 - Mar. 1	P74	14,799,534
2020 — Apr. 1	1.00 - 1.80	2010 - Apr. 1	P75	10,935,148
2020 — Nov. 1	1.10 - 1.70	2010 - Nov. 1	P76	0

				$4,922,018,397

Obligations Issued To Canada Pension Plan Investment Fund(6)

Maturity date(s)	Coupon(s) %	Issue date(s)

Various maturity dates from Nov. 1, 2010 to Jul. 2, 2012	9.17 to 11.04	Various issue dates from Nov. 1, 1990 to Jul. 2, 1992 (long term)	$62,107,000

Total Unmatured Market Debt Payable In Canadian Dollars	$574,564,332,157

Unmatured Market Debt (Continued)

(B) Payable In Foreign Currency (1) (7)

Canada Bills

Outstanding at
Maturity date(s)	Yield(s) %	Original issue amount		Issue date(s)	September 30, 2010

Various maturity dates	0.04 to 0.39	U.S.$	2,489,694,000	Various issue dates	$2,561,895,126
from Oct. 1, 2010				from Jan. 11, 2010
to Jun. 3, 2011				to Sept. 30, 2010

Other Marketable Bonds Payable In Foreign Currencies

		Original amount at			Issue or
Maturity date	Coupon %	issue or assumption			assumption date

2014 — Sep. 10	2.38	USD	3,000,000,000		2009 — Sep. 10	$3,087,000,000
2016 — Dec. 15	8.25	USD	38,244,000(8	)(9)	2001 — Feb. 5	34,208,076
2018 — Jun. 30	9.70	USD	16,080,000(8)		2001 — Feb. 5	16,546,320
2019 — Jun. 1	8.80	USD	3,500,000(8)		2001 — Feb. 5	3,601,500
2020 — Jan. 13	3.50	EUR	2,000,000,000		2010 — Jan. 13	2,805,774,300

Total(10)						$5,947,130,196

Total Unmatured Market Debt Payable In Foreign Currency						$8,509,025,322

Total Unmatured Market Debt						$583,073,357,479

Unmatured Market Debt (Continued)

(C) Cross Currency Swaps

For the cross currency swaps listed below (outstanding as of September 30, 2010), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 Oct. 01	4.4950	$79,230,000	Fixed	USD 50,000,000
2011 Mar. 01	4.6400	78,670,000	Fixed	50,000,000
Mar. 01	5.0090	78,375,000	Fixed	50,000,000
Mar. 01	5.4000	115,072,500	Fixed	75,000,000
Mar. 01	5.4300	114,750,000	Fixed	75,000,000
Mar. 01	5.5860	116,632,500	Fixed	75,000,000
Jun. 01	4.44453	99,750,000	Fixed	75,000,000
Jun. 01	4.4527	99,375,000	Fixed	75,000,000
Jun. 01	4.4659	68,450,000	3 month LIBOR	50,000,000
Jun. 01	4.5279	68,940,000	Fixed	50,000,000
Jun. 01	4.6112	101,400,000	Fixed	75,000,000
Jun. 01	4.6430	78,670,000	Fixed	50,000,000
Jun. 01	4.6600	79,010,000	Fixed	50,000,000
Jun. 01	4.6980	78,950,000	Fixed	50,000,000
Jun. 01	4.8045	79,440,000	Fixed	50,000,000
Jun. 01	4.9430	77,875,000	Fixed	50,000,000
Jun. 01	5.0339	77,815,000	Fixed	50,000,000
Jun. 01	5.0670	78,775,000	Fixed	50,000,000
Jun. 01	5.4000	114,990,000	Fixed	75,000,000
2012 Apr. 06	3 month CDOR	250,000,000	3 month LIBOR	202,020,202
Apr. 08	3 month CDOR	248,320,000	3 month LIBOR	200,000,000
Apr. 13	3 month CDOR	247,400,000	3 month LIBOR	200,000,000
May 05	3 month CDOR	299,880,000	3 month LIBOR	252,000,000
Jun. 01	3.9148	93,675,000	Fixed	75,000,000
Jun. 01	3.9154	57,410,000	3 month LIBOR	50,000,000
Jun. 01	3.93343	93,375,000	Fixed	75,000,000
Jun. 01	3.94551	92,287,500	Fixed	75,000,000
Jun. 01	3.9592	61,200,000	Fixed	50,000,000
Jun. 01	3.9840	93,225,000	3 month LIBOR	75,000,000
Jun. 01	4.0190	90,225,000	3 month LIBOR	75,000,000
Jun. 01	4.0499	118,150,000	3 month LIBOR	100,000,000
Jun. 01	4.0569	117,380,000	3 month LIBOR	100,000,000
Jun. 01	4.1065	58,875,000	3 month LIBOR	50,000,000
Jun. 01	4.3370	133,900,000	3 month LIBOR	100,000,000
Jun. 01	4.3697	96,525,000	Fixed	75,000,000
Jun. 01	4.59355	99,600,000	Fixed	75,000,000
Jun. 01	4.6314	68,625,000	Fixed	50,000,000
Jun. 01	4.6402	102,787,500	3 month LIBOR	75,000,000
Jun. 01	4.6770	68,300,000	Fixed	50,000,000
Jun. 01	4.8198	100,897,500	3 month LIBOR	75,000,000
Jun. 01	4.9090	78,445,000	Fixed	50,000,000
Jun. 01	4.9872	79,500,000	Fixed	50,000,000
Jun. 01	5.0863	78,745,000	Fixed	50,000,000
Jun. 01	5.1110	78,540,000	Fixed	50,000,000
Jun. 01	5.4980	76,650,000	Fixed	50,000,000
Jun. 15	3 month CDOR	225,560,000	3 month LIBOR	200,000,000
Jun. 18	3 month CDOR	209,605,000	3 month LIBOR	185,000,000
Jun. 18	2.1500	16,200,000	3 month LIBOR	15,000,000
2013 Jun. 01	3.7493	120,600,000	3 month LIBOR	100,000,000
Jun. 01	4.0677	117,500,000	3 month LIBOR	100,000,000
Jun. 01	4.07245	123,100,000	3 month LIBOR	100,000,000
Jun. 01	4.0995	118,200,000	3 month LIBOR	100,000,000
Jun. 01	4.11355	91,687,500	Fixed	75,000,000
Jun. 01	4.11833	90,975,000	Fixed	75,000,000
Jun. 01	4.14637	122,700,000	Fixed	100,000,000
Jun. 01	4.1494	62,000,000	3 month LIBOR	50,000,000
Jun. 01	4.30247	89,250,000	3 month LIBOR	75,000,000
Jun. 01	4.5100	33,437,500	3 month LIBOR	25,000,000
Jun. 01	4.5340	33,375,000	3 month LIBOR	25,000,000
Jun. 01	4.5480	98,662,500	Fixed	75,000,000
Jun. 01	4.5938	103,050,000	Fixed	75,000,000
Jun. 01	4.6810	102,150,000	Fixed	75,000,000
Jun. 01	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Mar. 15	4.3137	$91,117,500	Fixed	USD 75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
Jun. 01	3.7516	119,120,000	3 month LIBOR	100,000,000
Jun. 01	3.7662	118,950,000	3 month LIBOR	100,000,000
Jun. 01	3.7964	119,500,000	3 month LIBOR	100,000,000
Jun. 01	3.8246	119,850,000	3 month LIBOR	100,000,000
Jun. 01	4.0288	117,750,000	3 month LIBOR	100,000,000
Jun. 01	4.1189	85,350,000	3 month LIBOR	75,000,000
Jun. 01	4.1435	86,437,500	3 month LIBOR	75,000,000
Jun. 01	4.2989	92,250,000	3 month LIBOR	75,000,000
Jun. 01	4.55863	65,200,000	Fixed	50,000,000
Jun. 01	4.5768	65,725,000	Fixed	50,000,000
Jun. 01	4.6020	96,862,500	Fixed	75,000,000
Jun. 01	4.6262	97,500,000	Fixed	75,000,000
Jun. 01	4.6421	94,410,000	3 month LIBOR	75,000,000
Jun. 01	4.6437	97,627,500	Fixed	75,000,000
Jun. 01	4.6591	94,725,000	3 month LIBOR	75,000,000
Jun. 01	4.70554	98,730,000	Fixed	75,000,000
Jun. 01	4.7375	99,300,000	Fixed	75,000,000
Jun. 01	4.7540	65,200,000	3 month LIBOR	50,000,000
Jun. 01	4.7943	99,150,000	3 month LIBOR	75,000,000
Jun. 01	4.9805	136,240,000	Fixed	100,000,000
2015 Jun. 01	3.7511	92,325,000	3 month LIBOR	75,000,000
Jun. 01	3.8187	123,250,000	3 month LIBOR	100,000,000
Jun. 01	3.8207	92,737,500	3 month LIBOR	75,000,000
Jun. 01	3.8960	124,310,000	3 month LIBOR	100,000,000
Jun. 01	3.9048	121,850,000	3 month LIBOR	100,000,000
Jun. 01	3.9082	121,940,000	3 month LIBOR	100,000,000
Jun. 01	3.9301	121,720,000	3 month LIBOR	100,000,000
Jun. 01	3.9585	122,150,000	3 month LIBOR	100,000,000
Jun. 01	3.9598	121,200,000	3 month LIBOR	100,000,000
Jun. 01	4.0205	117,870,000	3 month LIBOR	100,000,000
Jun. 01	4.0487	95,175,000	3 month LIBOR	75,000,000
Jun. 01	4.0525	126,950,000	3 month LIBOR	100,000,000
Jun. 01	4.1225	93,525,000	3 month LIBOR	75,000,000
Jun. 01	4.1273	85,950,000	3 month LIBOR	75,000,000
Jun. 01	4.1384	85,650,000	3 month LIBOR	75,000,000
Jun. 01	4.1598	93,225,000	3 month LIBOR	75,000,000
Jun. 01	4.17423	62,050,000	3 month LIBOR	50,000,000
Jun. 01	4.1810	92,625,000	Fixed	75,000,000
Jun. 01	4.1850	92,775,000	3 month LIBOR	75,000,000
Jun. 01	4.2002	62,050,000	3 month LIBOR	50,000,000
Jun. 01	4.2103	57,875,000	3 month LIBOR	50,000,000
Jun. 01	4.3380	62,100,000	Fixed	50,000,000
Jun. 01	4.3438	91,875,000	3 month LIBOR	75,000,000
Jun. 01	4.37127	90,150,000	Fixed	75,000,000
Jun. 01	4.3860	90,300,000	Fixed	75,000,000
Jun. 01	4.3960	120,550,000	Fixed	100,000,000
Jun. 01	4.4310	90,487,500	Fixed	75,000,000
Jul. 20	3.5542	76,987,500	3 month LIBOR	75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May 20	3.4307	74,512,500	Fixed	75,000,000
Jun. 01	4.0098	117,000,000	Fixed	100,000,000
Jun. 01	4.0450	169,050,000	3 month LIBOR	150,000,000
Jun. 01	4.0545	113,150,000	3 month LIBOR	100,000,000
Jun. 01	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.16311	56,380,000	Fixed	50,000,000
Nov. 20	4.1858	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
2017 Jan. 20	3.6938	76,237,500	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Feb. 20	4.4067	$80,925,000	Fixed	USD 75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
Jun. 01	3.9835	117,800,000	Fixed	100,000,000
Jun. 01	4.0122	116,890,000	Fixed	100,000,000
Jun. 01	4.0207	117,530,000	Fixed	100,000,000
Jun. 01	4.0262	117,600,000	Fixed	100,000,000
Jun. 01	4.0313	117,170,000	Fixed	100,000,000
Jun. 01	4.1118	116,140,000	Fixed	100,000,000
Jun. 01	4.12744	115,650,000	Fixed	100,000,000
Jun. 01	4.1763	114,750,000	Fixed	100,000,000
Jun. 01	4.2051	115,190,000	Fixed	100,000,000
Jun. 01	4.2174	113,250,000	Fixed	100,000,000
Jul. 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 03	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
2018 Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May 20	3.5552	79,725,000	Fixed	75,000,000
May 20	3.5874	106,300,000	Fixed	100,000,000
May 20	3.6656	100,400,000	Fixed	100,000,000
May 20	3.6742	75,465,000	Fixed	75,000,000
May 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000
Oct. 20	3.6682	125,000,000	Fixed	100,000,000
Nov. 20	3 month CDOR	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Nov. 20	3.3783	$55,500,000	Fixed	USD 50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
2019 Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3 month CDOR	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3313	116,000,000	Fixed	100,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3510	108,650,000	Fixed	100,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.3985	52,415,000	3 month LIBOR	50,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Feb. 20	3.4258	86,395,588	3 month LIBOR	81,528,346
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4810	157,350,000	Fixed	150,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May. 20	3.6560	50,895,000	Fixed	50,000,000
May. 20	3.7121	100,500,000	Fixed	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jun. 22	3.3800	51,900,000	Fixed	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Jul. 20	3.3700	76,252,500	3 month LIBOR	75,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000

		$26,266,367,131		USD 22,757,533,703

For the cross currency swaps listed below (outstanding as of September 30, 2010), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — Oct. 1	5.13600	$70,478,000	Fixed	EUR 50,000,000
Oct. 1	5.23900	71,805,000	Fixed	50,000,000
Oct. 1	5.26570	103,876,125	Fixed	75,000,000
Oct. 1	5.28100	103,462,328	Fixed	75,000,000
Oct. 1	5.33200	71,512,500	Fixed	50,000,000
Oct. 1	5.39100	67,200,000	Fixed	50,000,000
Oct. 1	5.51860	104,770,421	Fixed	75,000,000
Oct. 1	5.70110	52,407,000	Fixed	40,000,000
Oct. 1	5.72600	98,520,000	Fixed	75,000,000
2011 — Jun. 1	3.81820	70,260,000	Fixed	50,000,000
Jun. 1	4.11270	119,869,000	Fixed	85,000,000
Jun. 1	4.15040	82,800,000	Fixed	60,000,000
Jun. 1	4.24630	91,942,000	Fixed	65,000,000
Jun. 1	4.28570	119,306,000	Fixed	85,000,000
Jun. 1	5.10200	105,164,970	Fixed	75,000,000
Jun. 1	5.36960	69,535,700	Fixed	50,000,000
Jun. 1	5.49060	69,340,800	Fixed	50,000,000
Sep. 1	3.99180	78,375,000	Fixed	55,000,000
Sep. 1	4.03020	120,581,000	Fixed	85,000,000
Sep. 1	4.03420	119,816,000	Fixed	85,000,000
Sep. 1	4.05070	113,960,000	Fixed	80,000,000
Sep. 1	4.07130	113,760,000	Fixed	80,000,000
Nov. 20	2.05340	158,750,000	Fixed	100,000,000
2012 — Apr. 20	1.50560	79,650,000	Fixed	50,000,000
Apr. 20	1.55480	80,875,000	Fixed	50,000,000
Jun. 1	3.62450	121,057,115	Fixed	85,000,000
Jun. 1	3.86440	119,952,000	Fixed	85,000,000
Jun. 1	3.98100	70,875,000	Fixed	50,000,000
Jun. 1	3.99850	115,931,500	Fixed	85,000,000
Jun. 1	4.00360	120,360,000	Fixed	85,000,000
Jun. 1	4.05650	119,175,000	Fixed	85,000,000
Jun. 1	4.08310	114,032,000	Fixed	80,000,000
Jun. 1	4.30400	119,348,500	Fixed	85,000,000
Jun. 1	4.34060	119,433,000	Fixed	85,000,000
Jun. 1	5.60300	70,615,000	Fixed	50,000,000
Jun. 1	5.67400	70,101,870	Fixed	50,000,000
Nov. 20	3.37300	55,811,000	Fixed	35,000,000
2013 — Jan. 20	1.70480	119,377,500	Fixed	75,000,000
Apr. 19	1.81000	79,500,000	Fixed	50,000,000
Apr. 19	1.83640	119,475,000	Fixed	75,000,000
Jun. 1	3.56590	126,066,000	Fixed	85,000,000
Jun. 1	3.85940	119,793,050	Fixed	85,000,000
Jun. 1	3.92270	71,300,000	Fixed	50,000,000
Jun. 1	4.04960	120,997,500	Fixed	85,000,000
Jun. 1	4.06580	118,725,000	Fixed	85,000,000
Jun. 1	4.06720	81,954,000	Fixed	60,000,000
Jun. 1	4.06880	118,549,500	Fixed	85,000,000
Jun. 1	4.41480	119,408,000	Fixed	85,000,000
Jun. 1	4.41890	118,983,000	Fixed	85,000,000
Jul. 19	1.60750	97,680,000	Fixed	60,000,000
Jul. 20	3.05400	151,280,000	Fixed	100,000,000
Jul. 20	3.10860	151,850,000	Fixed	100,000,000
2014 — Jun. 1	3.72300	124,025,500	Fixed	85,000,000
Jun. 1	3.85090	121,953,104	Fixed	85,000,000
Jun. 1	3.87030	120,402,500	Fixed	85,000,000
Jun. 1	3.97840	121,779,500	Fixed	85,000,000
Jun. 1	4.01790	116,000,000	Fixed	85,000,000
Jun. 1	4.08210	137,460,000	Fixed	100,000,000
Jun. 1	4.13160	118,991,500	Fixed	85,000,000
Jun. 1	4.16900	118,986,000	Fixed	85,000,000
Jun. 1	4.29100	121,735,000	Fixed	85,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Jun. 1	4.29570	$92,675,000	Fixed	EUR 65,000,000
Jun. 1	4.35210	118,337,000	Fixed	85,000,000
Jun. 1	4.42220	120,292,000	Fixed	85,000,000
Aug. 20	3.59700	118,125,000	Fixed	75,000,000
Aug. 20	3.63140	78,466,500	Fixed	50,000,000
Aug. 20	3.66910	79,225,000	Fixed	50,000,000
Sep. 20	3.50400	39,925,000	Fixed	25,000,000
2015 — Apr. 20	3.55500	79,600,000	Fixed	50,000,000
Apr. 20	3.58260	80,250,000	Fixed	50,000,000
Apr. 20	3.60470	79,150,000	Fixed	50,000,000
Jun. 1	3.82800	123,586,000	Fixed	85,000,000
Jun. 1	3.85310	120,718,928	Fixed	85,000,000
Jun. 1	3.97750	117,968,032	Fixed	85,000,000
Jun. 1	4.11890	117,096,000	Fixed	85,000,000
Jun. 1	4.14170	118,872,500	Fixed	85,000,000
Jun. 1	4.16550	118,490,000	Fixed	85,000,000
Jun. 1	4.39610	117,988,500	Fixed	85,000,000
Jul. 20	2.13990	82,500,000	Fixed	50,000,000
Jul. 20	3.16000	151,680,000	Fixed	100,000,000
Aug. 20	3.69150	118,462,500	Fixed	75,000,000
2016 — Mar. 20	3.31810	78,250,000	Fixed	50,000,000
Mar. 20	3.35940	156,000,000	Fixed	100,000,000
Mar. 20	3.58590	80,525,000	Fixed	50,000,000
Apr. 20	3.65360	79,620,000	Fixed	50,000,000
Jun. 1	4.08250	71,290,000	Fixed	50,000,000
Jun. 1	4.17380	119,918,000	Fixed	85,000,000
Jun. 1	4.17820	120,437,775	Fixed	85,000,000
Jun. 1	4.20600	111,240,000	Fixed	80,000,000
Jun. 1	4.33520	119,340,000	Fixed	85,000,000
Jun. 1	4.37660	120,504,500	Fixed	85,000,000
Jun. 1	4.40680	119,918,000	Fixed	85,000,000
Jun. 1	4.42300	121,728,500	Fixed	85,000,000
Jun. 1	4.45070	122,757,000	Fixed	85,000,000
Jun. 1	4.45100	120,666,000	Fixed	85,000,000
Jun. 1	4.55370	119,569,500	Fixed	85,000,000
Jun. 1	4.59180	141,600,000	Fixed	100,000,000
Jun. 1	4.59640	70,675,000	Fixed	50,000,000
Jun. 1	4.59780	119,544,000	Fixed	85,000,000
Jun. 1	4.63220	70,267,500	Fixed	50,000,000
Jul. 20	2.31510	83,125,000	Fixed	50,000,000
Jul. 20	2.36950	122,625,000	Fixed	75,000,000
Jul. 20	3.49350	77,670,000	Fixed	50,000,000
Jul. 20	3.50900	117,300,000	Fixed	75,000,000
Jul. 20	3.61430	119,070,000	Fixed	75,000,000
Sep. 20	3.52250	120,937,500	Fixed	75,000,000
Oct. 20	3.44070	79,012,800	Fixed	50,000,000
2017 — Apr. 20	4.17920	74,700,000	Fixed	50,000,000
Apr. 20	4.18880	75,225,000	Fixed	50,000,000
Jun. 1	4.00510	154,450,000	Fixed	100,000,000
Jun. 1	4.15940	153,650,000	Fixed	100,000,000
Jul. 20	4.39630	70,550,000	Fixed	50,000,000
Jul. 20	4.43500	70,510,000	Fixed	50,000,000
Jul. 20	4.48170	71,250,000	Fixed	50,000,000
Jul. 20	4.49940	114,744,000	Fixed	80,000,000
Jul. 20	4.55350	142,620,000	Fixed	100,000,000
Jul. 20	4.61860	70,875,000	Fixed	50,000,000
Aug. 20	4.40800	72,675,000	Fixed	50,000,000
Aug. 20	4.50020	142,820,000	Fixed	100,000,000
Aug. 20	4.56940	72,850,000	Fixed	50,000,000
Sep. 20	4.34100	106,087,500	Fixed	75,000,000
Sep. 20	4.36900	71,800,000	Fixed	50,000,000
2018 — Jan. 20	3.78430	72,600,000	Fixed	50,000,000
Jan. 20	3.79570	73,200,000	Fixed	50,000,000
Jan. 20	3.83400	73,750,000	Fixed	50,000,000
Jan. 20	3.85300	72,250,000	Fixed	50,000,000
Jan. 20	3.85680	145,750,000	Fixed	100,000,000
Apr. 20	3.84300	73,625,000	Fixed	50,000,000
May 20	3 month CDOR	233,040,000	Fixed	150,000,000
May 20	3 month CDOR	156,500,000	Fixed	100,000,000
Jul. 20	3 month CDOR	231,720,000	Fixed	150,000,000
Jul. 20	3.62200	155,100,000	Fixed	100,000,000
Jul. 20	3 month CDOR	154,030,000	Fixed	100,000,000
Jul. 20	3 month CDOR	155,000,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

Jul. 20	3.31350	$77,950,000	Fixed		EUR 50,000,000
2019 — Jan. 20	2.83130	159,290,000	Fixed		100,000,000
Jan. 20	2.98000	157,000,000	Fixed		100,000,000
Jan. 20	2.98220	156,200,000	Fixed		100,000,000
Jan. 20	3.06030	39,485,000	Fixed		25,000,000
Jan. 20	3.14000	78,075,000	Fixed		50,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed		100,000,000
Jul. 20	3.42560	77,325,000	Fixed		50,000,000
Jul. 20	3.46490	154,000,000	Fixed		100,000,000
Jul. 20	3.50510	155,100,000	Fixed		100,000,000
Jul. 20	3.58250	115,612,500	Fixed		75,000,000
Jul. 20	3.58250	153,750,000	Fixed		100,000,000
Jul. 20	3.58850	154,000,000	Fixed		100,000,000
2020 — Jul. 20	3.14150	66,750,000	Fixed		50,000,000

		$15,992,688,518		EUR	10,890,000,000

For the cross currency swaps listed below (outstanding as of September 30, 2010), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2012 — Mar. 20	1.3216	$62,111,800	Fixed	JPY 5,000,000,000
2013 — Mar. 20	1.5875	62,874,556	Fixed	5,000,000,000
Mar. 20	1.5900	60,782,884	Fixed	5,000,000,000
2014 — Mar. 20	1.8070	60,774,648	Fixed	5,000,000,000

		$246,543,888		JPY 20,000,000,000

NOTES:

(1)	Non-callable except as otherwise noted.
(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.
(3)	Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.
(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)	Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.
(6)	Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).
(7)	Converted at USD 1.00 = CAD 1.029, EUR 1.00 = CAD 1.4029 the closing rates on September 30, 2010.
(8)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(9)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(10)	May not add to total due to rounding.

Other Obligations (with Respect to Money Borrowed)

Direct Obligations (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

Borrowings by Agent Enterprise Crown Corporations

	Outstanding at March 31, 2010
	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings (2)	borrowings
		(in millions)

Business Development Bank of Canada	$987.6	$500.1	$1,487.7
Canada Lands Company Limited	165.0	—	165.0
Canada Mortgage and Housing Corporation	2,299.1	2,122.3	4,421.5
Canada Housing Trust	180,440.2	—	180,440.2
Canada Post Corporation	90.0	—	90.0
Canadian Commercial Corporation (3)	—	—	—
Canadian Dairy Commission (Marketing)	—	—	—
Export Development Canada	3,839.2	19,161.4	23,000.5
Farm Credit Canada	1,681.1	83.7	1,764.9
Freshwater Fish Marketing Corporation	25.3	4.0	29.4
Parc Downsview Park Incorporated	39.0	—	39.0
Royal Canadian Mint	15.5	—	15.5

Total	$189,582.0	$21,871.6	$211,453.6

Source: Public Accounts of Canada 2010.
Note: Amounts may not add due to rounding.

(1)	The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Foreign currency equivalent in Canadian dollars.

(3)	During the year, the Canadian Commercial Corporation was reclassified as a consolidated Crown corporation.

Contingent Liabilities

At March 31, 2010
(in millions)
Guarantees by the Government

Borrowings by enterprise Crown corporations which are agents of Her Majesty	$211,454

Borrowings by other than enterprise Crown corporations:
From agents
Loans to Indians by the Canada Mortgage & Housing Corporation for on-reserve housing	1,220

From other than agents
Guarantee programs of the Government
Aboriginal Economic Program	—
Canada Student Loans Act	50
Enterprise Development Program	—
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	99
Indian economic development	1
Loans to Indians by approved lenders for on-reserve housing	627
Regional Aircraft Credit Facility	156
Small Business Loans Act	705
Other explicit loan guarantees
National Biomass Ethanol Program	25
Insurance programs of the Government
Accounts administered for the Government by the Export Development Corporation – Insurance & related guarantees	523
Insurance against accidents at nuclear installations under the Nuclear Liability Act	582
Other explicit guarantees
Restructuring of Canadian Third-Party Asset Backed Commercial Paper (Senior Funding Facility)	1,850
Guarantees under the Agricultural Marketing Programs Act
Advance Payments Program	1,515
Price Pooling Program	18
Guarantees to holders of mortgages insured by the AIG United Guaranty Mortgage Insurance Company of Canada, Genworth Financial Mortgage Insurance Company of Canada and PMI Mortgage Insurance Company of Canada	1,468
Guarantees under Section 19 of the Canadian Wheat Board Act	1,686

Total Gross Guarantees	221,979
Less: allowance for losses	535

Net Exposure Under Guarantees	$221,444

Source: Public Accounts of Canada 2010.

Note: Amounts may not add due to rounding.

Supplementary Information

Marketable Bonds (Domestic)

From October 1, 2010 through November 30, 2010, Government of Canada domestic marketable bonds outstanding increased by $10,192 million to $401,885 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturity Amount

2010 – Oct. 1	8.75	2010 – Oct. 1	—	$97,018,000
2010 – Oct. 12	3.25	2021 – Jun. 1	$3,000,000,000	—
2010 – Oct. 15	1.50	2012 – Dec. 1	3,000,000,000	—
2010 – Oct. 26	3.00	2015 – Dec. 1	372,515,000	—
2010 – Oct. 29	1.50	2012 – Dec. 1	906,688,000	—
2010 – Nov. 8	2.00	2016 – Jun. 1	3,500,000,000	—
2010 – Nov. 15	1.50	2012 – Dec. 1	3,000,000,000	—
2010 – Nov. 22	4.00	2041 – Jun. 1	1,400,000,000	—
2010 – Nov. 26	1.50	2012 – Dec. 1	1,000,000,000	—

From October 1, 2010 through November 30, 2010, ten repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon %	Maturity Date	Amount Repurchased

2010 – Oct. 7	2.75	2010 – Dec. 1	$13,000,000
2010 – Oct. 7	1.25	2011 – Jun. 1	275,000,000
2010 – Oct. 7	1.00	2011 – Sep. 1	31,000,000
2010 – Oct. 7	3.75	2011 – Sep. 1	181,000,000
2010 – Oct. 14	1.25	2011 – Jun. 1	931,000,000
2010 – Oct. 14	6.00	2011 – Jun. 1	14,000,000
2010 – Oct. 14	1.00	2011 – Sep. 1	10,000,000
2010 – Oct. 14	3.75	2011 – Sep. 1	45,000,000
2010 – Oct. 21	2.75	2010 – Dec. 1	13,000,000
2010 – Oct. 21	1.00	2011 – Sep. 1	40,405,000
2010 – Oct. 21	1.25	2011 – Dec. 1	446,595,000
2010 – Oct. 26	3.00	2014 – Jun. 1	518,679,000
2010 – Oct. 28	2.75	2010 – Dec. 1	292,000,000
2010 – Oct. 28	1.25	2011 – Jun. 1	29,000,000
2010 – Oct. 28	6.00	2011 – Jun. 1	28,000,000
2010 – Oct. 28	1.00	2011 – Sep. 1	274,700,000
2010 – Oct. 28	3.75	2011 – Sep. 1	351,300,000
2010 – Oct. 28	1.25	2011 – Dec. 1	25,000,000
2010 – Oct. 29	1.50	2012 – Jun. 1	80,000,000
2010 – Oct. 29	3.75	2012 – Jun. 1	2,300,000
2010 – Oct. 29	3.50	2013 – Jun. 1	245,000,000
2010 – Oct. 29	3.00	2014 – Jun. 1	305,000,000
2010 – Oct. 29	5.00	2014 – Jun. 1	2,577,000
2010 – Nov. 4	2.75	2010 – Dec. 1	500,000,000
2010 – Nov. 10	2.75	2010 – Dec. 1	209,800,000
2010 – Nov. 10	1.00	2011 – Sep. 1	25,000,000
2010 – Nov. 18	2.75	2010 – Dec. 1	19,884,000
2010 – Nov. 18	1.25	2011 – Jun. 1	265,336,000
2010 – Nov. 18	1.00	2011 – Sep. 1	25,000,000
2010 – Nov. 18	3.75	2011 – Sep. 1	10,000,000
2010 – Nov. 18	1.25	2011 – Dec. 1	25,000,000
2010 – Nov. 26	3.50	2013 – Jun. 1	316,999,000
2010 – Nov. 26	3.00	2014 – Jun. 1	300,000,000
2010 – Nov. 26	5.00	2014 – Jun. 1	40,000,000

Total repurchased amount for period:			$5,890,575,000

Canada Savings Bonds

CSB Series 126 issued on November 1, 2010 has a guaranteed minimum interest rate of 0.65% for the year beginning November 1, 2010. Rates for the remaining years to maturity will be announced at a future date.

Canada Premium Bonds

CPB Series 76 issued on November 1, 2010 has a guaranteed minimum interest rate of 1.10% for the year beginning November 1, 2010, 1.40% for the year beginning November 1, 2011 and 1.70% for the year beginning November 1, 2012. Rates for the remaining years to maturity will be announced at a future date.

Treasury Bills

From October 1, 2010 through November 30, 2010, treasury bills outstanding increased by $4,100 million to $174,800 million.

Canada Bills

From October 1, 2010 through November 30, 2010, Canada Bills outstanding decreased by U.S.$531,788,000 to U.S.$1,957,906,000